Exhibit 99.2

Presented in this exhibit is the "Glossary of Key Terms and Definitions" from the combined annual report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the fiscal year ended September 30, 2015 (2015 Form 10-K) for reference, as well as "Item 8. Financial Statements and Supplementary Data" for both WGL and Washington Gas, which is recast from the 2015 Form 10-K to give effect to the balance sheet reclassifications of deferred taxes for all periods presented as a result of the retrospective adoption of ASU 2015-17 in the first quarter of fiscal year 2016.

This exhibit does not reflect events occurring after the filing of the 2015 Form 10-K, and does not modify or update the disclosures therein in any way, other than as described above.

GLOSSARY OF KEY TERMS AND DEFINITIONS

Accelerated Pipe Replacement Programs: Programs focused on replacement activities, targeting specific piping materials, installed years and/or locations which are undertaken on an expedited basis in an effort to improve safety, system reliability and to reduce potential greenhouse gas emissions.

Active Customer Meters: Natural gas meters that are physically connected to a building structure within the Washington Gas distribution system and that receive active service.

Asset Optimization Program: A program to optimize the value of Washington Gas’ long-term natural gas transportation and storage capacity resources during periods when these resources are not being used to physically serve customers.

Bundled Service: Service in which customers purchase both the natural gas commodity and the distribution or delivery of the commodity from the local regulated utility. When customers purchase bundled service from Washington Gas, no mark-up is applied to the cost of the natural gas commodity that is passed through to customers.

Business Process Outsourcing (BPO) Agreement: An agreement whereby a service provider performs certain ongoing support functions.

CARE Ratemaking Adjustment (CRA): A billing mechanism in the state of Virginia that is designed to minimize the effect of factors such as conservation on utility net revenues.

City Gate: A point or measuring station at which a gas distribution company such as Washington Gas receives natural gas from an unaffiliated pipeline or transmission system.

Competitive Service Provider (CSP): Also referred to as Third Party Marketer (see definition below).

Commercial Energy Systems: Includes the operations of WGL Energy Systems, Inc. and WGSW, Inc.

Conservation and Ratemaking Efficiency (CARE Plan): Provides for the CRA as well as cost effective conservation and energy efficient programs.

Cooling Degree Day (CDD): A measure of the variation in weather based on the extent to which the daily average temperature is above 65 degrees Fahrenheit.

Crab Run: Crab Run Gas Company was the limited partner in the Western/Crab Run Limited Partnership which was formed to manage oil and gas properties. WGL owns all of the shares of common stock of Crab Run Gas Company but sold its interest in the limited partnership to the managing partner on February 5, 2015.

Delivery Service: The regulated distribution or delivery of natural gas to retail customers. Washington Gas provides delivery service to retail customers in Washington, D.C. and parts of Maryland and Virginia.

Design Day: Washington Gas’ design day represents the maximum anticipated demand on Washington Gas’ distribution system during a 24-hour period assuming a five-degree Fahrenheit average temperature and 17 miles per hour average wind, considered to be the coldest conditions expected to be experienced in the Washington, D.C. region.

Distributed Generation Assets: Assets that use renewable energy sources including Solar Photovoltaic (Solar PV) systems, combined heat and power plants, and natural gas fuel cells to generate electricity near the point of consumption.

Earnings Before Interest and Taxes (EBIT): A performance measure that includes operating income, other income (expense) and earnings from unconsolidated affiliates. EBIT is used in assessing the results of each segment's operations.

Federal Energy Regulatory Commission (FERC): An independent agency of the federal government that regulates the interstate transmission of electricity, natural gas, and oil. The FERC also reviews proposals to build liquefied natural gas terminals and interstate natural gas pipelines.

Financial Contract: A contract in which no commodity is transferred between parties and only cash payments are exchanged in amounts equal to the financial benefit of holding the contract.

Firm Customers: Customers whose natural gas supply will not be disrupted by the regulated utility to meet the needs of other customers. Typically, this class of customer comprises residential customers and most commercial customers.

Generally Accepted Accounting Principles (GAAP): A standard framework of accounting rules used to prepare, present and report financial statements in the United States of America.

Gross Margin: A non-GAAP measure calculated as operating revenues, less the associated cost of energy and applicable revenue taxes. Gross margin is used to measure the success of the retail energy-marketing segment’s core strategy for the sale of natural gas and electricity.

Hampshire: Hampshire Gas Company provides regulated interstate natural gas storage services to Washington Gas under a FERC approved interstate storage service tariff.

Heating Degree Day (HDD): A measure of the variation in weather based on the extent to which the daily average temperature falls below 65 degrees Fahrenheit.

Heavy Hydrocarbons (HHCs): Compounds, such as hexane, that Washington Gas is injecting into its distribution system to treat vaporized liquefied natural gas or domestic sources of gas that have had such HHCs removed as a result of liquids processing.

Interruptible Customers: Large commercial customers whose service can be temporarily interrupted in order for the regulated utility to meet the needs of firm customers. These customers pay a lower delivery rate than firm customers and they must be able to readily substitute an alternate fuel for natural gas.

Liquefied Natural Gas (LNG): The liquid form of natural gas.

Lower-of-Cost or Market: The process of adjusting the value of inventory to reflect the lesser of its original cost or its current market value.

Mark-to-Market: The process of adjusting the carrying value of an asset or liability to reflect its current fair value.

Midstream Energy Services: The midstream energy services segment includes the operations of WGL Midstream, Inc.

New Customer Meters Added: Natural gas meters that are newly connected to a building structure within the

Washington Gas distribution system. Service may or may not have been activated.

Normal Weather: A forecast of expected HDDs or CDDs based on historical HDD or CDD data.

PSC of DC: The Public Service Commission of the District of Columbia is a three-member board that regulates Washington Gas’ distribution operations in the District of Columbia.

PSC of MD: The Maryland Public Service Commission is a five-member board that regulates Washington Gas’ distribution operations in Maryland.

Purchased Gas Charge (PGC): The purchased gas charge represents the cost of gas, gas transportation, gas storage services purchased and other gas related costs. The purchased gas charge is collected from customers through tariffs established by the regulatory commissions that have jurisdiction over Washington Gas.

Regulated Utility Segment: Includes the operations of Washington Gas the operations of Hampshire.

Renewable Energy Credits (RECs): a certificate representing the “green attributes” of one megawatt-hour (MWh) of electricity generated from renewable energy.

Retail Energy-Marketing Segment: Sales of natural gas and electricity to end users by our subsidiary, WGL Energy Services, Inc. that are not price regulated.

Return on Average Common Equity: Net income divided by average common shareholders’ equity.

Revenue Normalization Adjustment (RNA): A regulatory billing mechanism in the state of Maryland designed to stabilize the level of net revenues collected from customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels, and other factors such as conservation.

SCC of VA: The Commonwealth of Virginia State Corporation Commission is a three-member board that regulates Washington Gas’ distribution operations in Virginia.

Sendout: The total amount of gas that flows into Washington Gas' distribution system within a certain interval of time.

Service Area: The region in which Washington Gas operates. The service area includes the District of Columbia, and the surrounding metropolitan areas in Maryland and Virginia.

Steps to Advance Virginia’s Energy Plan (SAVE Plan): An accelerated pipe replacement plan that provides a recovery mechanism for costs of eligible infrastructure replacements in the state of Virginia.

Strategic Infrastructure Development and Enhancement Plan (STRIDE Plan): An accelerated pipe replacement plan that provides a recovery mechanism for reasonable and prudent costs associated with infrastructure replacements in the state of Maryland.

Tariffs: Documents approved by the regulatory commission in each jurisdiction that set the prices Washington Gas may charge and the practices it must follow when providing utility service to its customers.

Therm: A natural gas unit of measurement that includes a standard measure for heating value. We report our natural gas sales and deliveries in therms. A therm of gas contains 100,000 British thermal units of heat, or the energy equivalent of burning approximately 100 cubic feet of natural gas under normal conditions. Ten million therms equal approximately one billion cubic feet of natural gas. A dekatherm is 10 therms and is abbreviated Dth.

Third Party Marketer: Unregulated companies that sell natural gas and electricity directly to retail customers. WGL Energy Services, an affiliate of Washington Gas and a wholly owned subsidiary company of Washington Gas Resources Corporation, is a third-party marketer.

Unbundling: The separation of the delivery of natural gas or electricity from the sale of these commodities and related services that, in the past, were provided only by a regulated utility.

Utility Net Revenues: A measure used by the regulated utility segment which is calculated as operating revenues less the associated cost of gas and applicable revenue taxes. For the regulated utility, the cost of gas associated with sales to customers and revenue taxes are generally pass through amounts.

Value-At-Risk: A risk measurement that estimates the largest expected loss over a specified period of time under normal market conditions within a specified probabilistic confidence interval.

Washington Gas: Washington Gas Light Company is a subsidiary of WGL Holdings, Inc. that sells and delivers natural gas primarily to retail customers in accordance with tariffs approved by the PSC of DC, the PSC of MD and the SCC of VA.

Washington Gas Resources: Washington Gas Resources Corporation is a subsidiary of WGL Holdings, Inc. that owns the majority of the non-utility subsidiaries.

 Weather Normalization Adjustment (WNA): A billing adjustment mechanism in Virginia that is designed to minimize the effect of variations from normal weather on utility net revenues.

WGL: WGL Holdings, Inc. is a holding company that is the parent company of Washington Gas Light Company and other subsidiaries.

WGL Energy Services: WGL Energy Services, Inc. is a subsidiary of Washington Gas Resources Corporation that sells natural gas and electricity to retail customers on an unregulated basis.

WGL Energy Systems: WGL Energy Systems, Inc. is a subsidiary of Washington Gas Resources Corporation, which provides commercial energy efficient and sustainable solutions to government and commercial clients.

WGL Midstream: WGL Midstream, Inc. is a subsidiary of Washington Gas Resources that engages in acquiring and optimizing natural gas storage and transportation assets.

WGSW: WGSW, Inc. is a subsidiary of Washington Gas Resources Corporation that was formed to invest in certain renewable energy projects.

WGL Holdings, Inc.
Washington Gas Light Company
Part II

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WGL Holdings, Inc.
Consolidated Balance Sheets

	September 30,
(In thousands)	2015	2014
ASSETS
Property, Plant and Equipment
At original cost	$5,003,910	$4,582,764
Accumulated depreciation and amortization	(1,331,182)	(1,268,319)
Net property, plant and equipment	3,672,728	3,314,445
Current Assets
Cash and cash equivalents	6,733	8,811
Receivables
Accounts receivable	276,358	222,253
Gas costs and other regulatory assets	5,797	3,752
Unbilled revenues	102,560	96,314
Allowance for doubtful accounts	(26,224)	(23,341)
Net receivables	358,491	298,978
Materials and supplies—principally at average cost	21,402	23,647
Storage gas	211,443	333,602
Prepaid taxes	48,726	66,578
Other prepayments	32,850	34,269
Derivatives	22,933	18,331
Assets held for sale	22,906	—
Other	23,057	24,635
Total current assets	748,541	808,851
Deferred Charges and Other Assets
Regulatory assets
Gas costs	190,676	191,346
Pension and other post-retirement benefits	212,041	192,981
Other	80,018	71,638
Prepaid post-retirement benefits	138,629	96,385
Derivatives	32,132	18,739
Investments in direct financing leases, capital leases	35,234	18,159
Investments in unconsolidated affiliates	136,884	100,528
Other	14,476	16,763
Total deferred charges and other assets	840,090	706,539
Total Assets	$5,261,359	$4,829,835
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,243,247	$1,246,576
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	944,201	679,228
Total capitalization	2,215,621	1,953,977
Current Liabilities
Current maturities of long-term debt	25,000	20,000
Notes payable	332,000	453,500
Accounts payable and other accrued liabilities	325,146	313,221
Wages payable	21,091	19,995
Accrued interest	7,835	3,488
Dividends declared	23,377	22,449
Customer deposits and advance payments	88,897	68,318
Gas costs and other regulatory liabilities	34,551	22,563
Accrued taxes	13,867	14,133
Derivatives	63,504	48,555
Liabilities held for sale	1,621	—
Other	46,025	34,063
Total current liabilities	982,914	1,020,285
Deferred Credits
Unamortized investment tax credits	135,673	99,351
Deferred income taxes	672,963	634,244
Accrued pensions and benefits	176,128	120,446
Asset retirement obligations	200,732	175,203
Regulatory liabilities
Accrued asset removal costs	325,496	327,388
Other post-retirement benefits	104,382	86,428
Other	17,067	17,588
Derivatives	322,259	294,745
Other	108,124	100,180
Total deferred credits	2,062,824	1,855,573
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$5,261,359	$4,829,835
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Consolidated Statements of Income
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands, except per share data)	2015	2014	2013
OPERATING REVENUES
Utility	$1,303,044	$1,416,951	$1,174,724
Non-utility	1,356,786	1,363,996	1,291,414
Total Operating Revenues	2,659,830	2,780,947	2,466,138
OPERATING EXPENSES
Utility cost of gas	510,900	700,305	496,487
Non-utility cost of energy-related sales	1,218,331	1,255,279	1,187,844
Operation and maintenance	395,770	365,873	366,889
Depreciation and amortization	121,892	110,772	103,284
General taxes and other assessments	152,164	151,196	145,816
Total Operating Expenses	2,399,057	2,583,425	2,300,320
OPERATING INCOME	260,773	197,522	165,818
Equity in earnings of unconsolidated affiliates	5,468	3,194	1,510
Other income — net	653	1,536	2,548
Interest expense	50,511	37,738	36,011
INCOME BEFORE INCOME TAXES	216,383	164,514	133,865
INCOME TAX EXPENSE	83,804	57,254	52,292
NET INCOME	$132,579	$107,260	$81,573
Dividends on Washington Gas Light Company preferred stock	1,320	1,320	1,320
NET INCOME APPLICABLE TO COMMON STOCK	$131,259	$105,940	$80,253
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	49,794	51,759	51,697
Diluted	50,060	51,770	51,808
EARNINGS PER AVERAGE COMMON SHARE
Basic	$2.64	$2.05	$1.55
Diluted	$2.62	$2.05	$1.55
DIVIDENDS DECLARED PER COMMON SHARE	$1.8275	$1.7400	$1.6600
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Consolidated Statements of Comprehensive Income
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands)	2015	2014	2013
NET INCOME	$132,579	$107,260	$81,573
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE INCOME TAXES:
Qualified cash flow hedging instruments	(11,309)	(1,548)	—
Pension and other post-retirement benefit plans
Change in prior service (cost) credit	696	6,095	(1,671)
Change in actuarial net gain (loss)	(1,195)	1,594	3,399
Change in transition obligation	—	—	238
TOTAL OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES	$(11,808)	$6,141	$1,966
INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	(5,533)	3,054	813
OTHER COMPREHENSIVE INCOME (LOSS)	$(6,275)	$3,087	$1,153
COMPREHENSIVE INCOME	$126,304	$110,347	$82,726
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Consolidated Statements of Cash Flows
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands)	2015	2014	2013
OPERATING ACTIVITIES
Net income	$132,579	$107,260	$81,573
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
Depreciation and amortization	121,892	110,772	103,284
Amortization of:
Other regulatory assets and liabilities—net	1,305	610	574
Debt related costs	1,187	886	873
Deferred income taxes—net	104,405	25,795	1,431
Accrued/deferred pension and other post-retirement benefit cost	25,572	33,384	36,127
Compensation expense related to stock-based awards	16,478	4,105	3,050
Provision for doubtful accounts	18,197	14,252	9,258
Impairment loss	5,625	2,639	2,600
Other non-cash charges (credits)—net	(3,903)	(3,079)	2,536
CHANGES IN ASSETS AND LIABILITIES
Accounts receivable and unbilled revenues—net	(71,514)	(1,769)	12,105
Gas costs and other regulatory assets/liabilities—net	9,943	2,623	36,359
Storage gas	122,159	13,689	(64,283)
Prepaid Taxes	(38,630)	(42,128)	33,506
Accounts payable and other accrued liabilities	21,841	21,326	2,017
Customer deposits and advance payments	20,579	1,164	(22,166)
Accrued taxes	(266)	(1,923)	(6,980)
Unamortized investment tax credits	36,322	56,639	19,296
Other current assets	5,583	(16,130)	(2,513)
Other current liabilities	13,583	(1,062)	22,106
Deferred gas costs—net	670	(97,383)	(113,474)
Deferred assets—other	(10,153)	(7,525)	(133)
Deferred liabilities—other	(39,968)	(3,130)	45
Derivatives	24,468	178,104	163,571
Pension and other post-retirement benefits	(14,546)	(16,602)	(4,417)
Other—net	651	(350)	1,679
Net Cash Provided by Operating Activities	504,059	382,167	318,024
FINANCING ACTIVITIES
Common stock issued	—	714	—
Long-term debt issued	298,227	175,253	4,157
Long-term debt retired	(20,000)	(67,000)	(2,295)
Debt issuance costs	(3,497)	(1,543)	—
Notes payable issued (retired)—net	(121,500)	80,400	125,400
Dividends on common stock and preferred stock	(91,316)	(85,901)	(86,078)
Repurchase of common stock	(41,485)	(56,136)	—
Other financing activities—net	(1,457)	(560)	5,156
Net Cash Provided By Financing Activities	18,972	45,227	46,340
INVESTING ACTIVITIES
Capital expenditures (excluding AFUDC)	(464,291)	(394,762)	(312,345)
Investments in non-utility interests	(67,447)	(31,415)	(62,894)
Distributions and receipts from non-utility interests	10,780	4,116	4,090
Loans to external parties	(4,151)	—	—
Net Cash Used in Investing Activities	(525,109)	(422,061)	(371,149)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,078)	5,333	(6,785)
Cash and Cash Equivalents at Beginning of Year	8,811	3,478	10,263
Cash and Cash Equivalents at End of Year	$6,733	$8,811	$3,478
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$6,935	$20,110	$(10,741)
Interest paid	$45,654	$36,991	$35,471
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Project debt financing activities—net	$(8,350)	$253	$1,386
Capital expenditure accruals included in accounts payable and other accrued liabilities	$45,780	$55,164	$32,040
Dividends paid in common stock	$—	$5,312	$6,863
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Consolidated Statements of Capitalization
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	September 30,
($ In thousands, except shares)	2015		2014
Common Shareholders’ Equity
Common stock, no par value, 120,000,000 shares authorized, 49,728,662 and 50,656,553 shares issued, respectively	$485,456		$525,932
Paid-in capital	14,934		11,847
Retained earnings	757,093		716,758
Accumulated other comprehensive loss, net of taxes	(14,236)		(7,961)
Total Common Shareholders’ Equity	1,243,247	56.1%	1,246,576	63.8%
Preferred Stock
WGL Holdings, Inc., without par value, 3,000,000 shares authorized, none issued	—		—
Washington Gas Light Company, without par value, 1,500,000 shares authorized—issued and outstanding:
$4.80 series, 150,000 shares	15,000		15,000
$4.25 series, 70,600 shares	7,173		7,173
$5.00 series, 60,000 shares	6,000		6,000
Total Preferred Stock	28,173	1.3%	28,173	1.4%
Long-Term Debt
Due fiscal year 2015, 4.83%	—		20,000
Due fiscal year 2016, 5.17%	25,000		25,000
Due fiscal year 2019, 7.46%	50,000		50,000
Due fiscal year 2020, 2.25 to 4.76%	150,000		50,000
Due fiscal year 2023, 6.65%	20,000		20,000
Due fiscal year 2025, 5.44%	40,500		40,500
Due fiscal year 2027, 6.40% to 6.82%	125,000		125,000
Due fiscal year 2028, 6.57% to 6.85%	52,000		52,000
Due fiscal year 2030, 7.50%	8,500		8,500
Due fiscal year 2036, 5.70% to 5.78%	50,000		50,000
Due fiscal year 2041, 5.21%	75,000		75,000
Due fiscal year 2044, 4.22% to 5.00%	175,000		175,000
Due fiscal year 2045, 4.24% to 4.60%	200,000		—
Total Long-Term Debt	971,000		691,000
Other long-term debt	—		8,350
Unamortized discount	(1,799)		(122)
Less—current maturities	25,000		20,000
Total Long-Term Debt	944,201	42.6%	679,228	34.8%
Total Capitalization	$2,215,621	100.0%	$1,953,977	100.0%
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Consolidated Statements of Common Shareholders’ Equity
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Taxes
(In thousands, except shares)	Shares	Amount				Total
Balance, September 30, 2012	51,611,647	$567,598	$8,132	$706,027	$(12,201)	$1,269,556
Net income	—	—		81,573	—	81,573
Other comprehensive income	—	—	—	—	1,153	1,153
Dividend reinvestment	145,920	6,254	—	—	—	6,254
Stock-based compensation	16,637	609	2,578	—	—	3,187
Dividends declared:
Common stock ($1.6600 per share)	—	—	—	(85,858)	—	(85,858)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2013	51,774,204	574,461	10,710	700,422	(11,048)	1,274,545
Net income	—	—	—	107,260	—	107,260
Other comprehensive income	—	—	—	—	3,087	3,087
Dividend reinvestment	114,883	4,649	—	—	—	4,649
Repurchase of common stock	(1,304,504)	(56,136)	—	—	—	(56,136)
Stock-based compensation	71,970	2,958	1,137	—	—	4,095
Dividends declared:
Common stock ($1.7400 per share)	—	—	—	(89,604)	—	(89,604)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2014	50,656,553	525,932	11,847	716,758	(7,961)	1,246,576
Net income	—	—	—	132,579	—	132,579
Other comprehensive loss	—	—	—	—	(6,275)	(6,275)
Repurchase of common stock	(948,604)	(41,485)	—	—	—	(41,485)
Stock-based compensation	20,713	1,009	3,087	—	—	4,096
Dividends declared:
Common stock ($1.8275 per share)	—	—	—	(90,924)	—	(90,924)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2015	49,728,662	$485,456	$14,934	$757,093	$(14,236)	$1,243,247
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Balance Sheets
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	September 30,
(In thousands)	2015	2014
ASSETS
Property, Plant and Equipment
At original cost	$4,521,535	$4,250,194
Accumulated depreciation and amortization	(1,278,089)	(1,228,130)
Net property, plant and equipment	3,243,446	3,022,064
Current Assets
Cash and cash equivalents	1	1,060
Receivables
Accounts receivable	126,356	121,419
Gas costs and other regulatory assets	5,797	3,752
Unbilled revenues	21,027	20,881
Allowance for doubtful accounts	(19,254)	(19,209)
Net receivables	133,926	126,843
Materials and supplies—principally at average cost	21,356	23,600
Storage gas	94,489	156,083
Prepaid taxes	30,365	16,137
Other prepayments	11,899	14,272
Receivables from associated companies	3,176	4,821
Derivatives	4,588	3,884
Assets held for sale	22,906	—
Total current assets	322,706	346,700
Deferred Charges and Other Assets
Regulatory assets
Gas costs	190,676	191,346
Pension and other post-retirement benefits	210,811	191,896
Other	79,946	71,584
Prepaid post-retirement benefits	137,754	95,660
Derivatives	13,155	9,455
Other	5,638	13,457
Total deferred charges and other assets	637,980	573,398
Total Assets	$4,204,132	$3,942,162
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholder’s equity	$1,081,292	$1,050,166
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	695,885	679,228
Total capitalization	1,805,350	1,757,567
Current Liabilities
Current maturities of long-term debt	25,000	20,000
Notes payable	89,000	89,000
Accounts payable and other accrued liabilities	159,280	176,467
Wages payable	19,456	18,290
Accrued interest	4,023	3,488
Dividends declared	20,269	19,722
Customer deposits and advance payments	88,450	68,318
Gas costs and other regulatory liabilities	34,551	22,563
Accrued taxes	11,659	24,610
Payables to associated companies	68,623	54,685
Derivatives	33,856	33,858
Liabilities held for sale	1,621	—
Other	7,013	7,199
Total current liabilities	562,801	538,200
Deferred Credits
Unamortized investment tax credits	5,646	6,479
Deferred income taxes	668,764	597,030
Accrued pensions and benefits	174,318	118,954
Asset retirement obligations	198,938	173,775
Regulatory liabilities
Accrued asset removal costs	325,496	327,388
Other post-retirement benefits	103,683	85,814
Other	17,067	17,588
Derivatives	269,661	260,789
Other	72,408	58,578
Total deferred credits	1,835,981	1,646,395
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$4,204,132	$3,942,162
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Income
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands)	2015	2014	2013

OPERATING REVENUES	$1,328,191	$1,443,800	$1,200,357
OPERATING EXPENSES
Utility cost of gas	536,027	726,879	521,508
Operation and maintenance	323,967	294,613	295,664
Depreciation and amortization	108,902	102,713	99,188
General taxes and other assessments	136,911	137,472	133,391
Total Operating Expenses	1,105,807	1,261,677	1,049,751
OPERATING INCOME	222,384	182,123	150,606
Other income (expense) —net	(487)	862	1,544
Interest expense	41,828	37,127	35,631
INCOME BEFORE INCOME TAXES	180,069	145,858	116,519
INCOME TAX EXPENSE	71,391	47,534	44,197
NET INCOME	$108,678	$98,324	$72,322
Dividends on Washington Gas preferred stock	1,320	1,320	1,320
NET INCOME APPLICABLE TO COMMON STOCK	$107,358	$97,004	$71,002
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Consolidated Statements of Comprehensive Income
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands)	2015	2014	2013
NET INCOME	$108,678	$98,324	$72,322
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE INCOME TAXES:
Pension and other post-retirement benefit plans
Change in prior service (cost) credit	696	6,095	(1,671)
Change in actuarial net gain (loss)	(1,195)	1,594	3,399
Change in transition obligation	—	—	238
Total pension and other post-retirement benefit plans	$(499)	$7,689	$1,966
INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	(200)	3,054	813
OTHER COMPREHENSIVE INCOME (LOSS)	$(299)	$4,635	$1,153
COMPREHENSIVE INCOME	$108,379	$102,959	$73,475
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Cash Flows
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Years Ended September 30,
(In thousands)	2015	2014	2013
OPERATING ACTIVITIES
Net income	$108,678	$98,324	$72,322
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	108,902	102,713	99,188
Amortization of:
Other regulatory assets and liabilities—net	1,305	610	911
Debt related costs	1,275	886	527
Deferred income taxes—net	76,621	7,050	(2,915)
Accrued/deferred pension and other post-retirement benefit cost	24,757	33,670	35,707
Compensation expense related to stock-based awards	14,958	3,185	2,292
Provision for doubtful accounts	12,734	11,839	7,183
Impairment loss	—	2,639	2,600
Other non-cash charges (credits)—net	1,679	8,838	7,615
CHANGES IN ASSETS AND LIABILITIES
Accounts receivable, unbilled revenues and receivables from associated companies—net	(16,127)	(39,253)	(464)
Gas costs and other regulatory assets/liabilities—net	9,943	2,623	36,359
Storage gas	61,594	(23,857)	(17,400)
Prepaid Taxes	(14,228)	(1,269)	31,937
Accounts payable and other accrued liabilities, including payables to associated companies	(1,007)	49,429	(24,949)
Customer deposits and advance payments	20,132	1,164	(22,166)
Accrued taxes	(12,951)	(770)	6,272
Other current assets	4,958	(5,089)	5,843
Other current liabilities	1,435	(526)	19,253
Deferred gas costs—net	670	(97,383)	(113,474)
Deferred assets—other	(10,036)	(10,073)	(757)
Deferred liabilities—other	(13,912)	(3,007)	(966)
Derivatives	4,466	170,744	137,559
Pension and other post-retirement benefits	(13,750)	(16,973)	(4,261)
Other—net	258	(359)	(4,167)
Net Cash Provided by Operating Activities	372,354	295,155	274,049
FINANCING ACTIVITIES
Long-term debt issued	50,000	175,253	4,157
Long-term debt retired	(20,000)	(67,000)	(2,295)
Debt issuance costs	(741)	(1,543)	—
Notes payable issued (retired)—net	—	(35,500)	25,700
Dividends on common stock and preferred stock	(79,763)	(79,665)	(76,522)
Other financing activities—net	—	(1,749)	336
Net Cash Used in Financing Activities	(50,504)	(10,204)	(48,624)
INVESTING ACTIVITIES
Capital expenditures (excluding AFUDC)	(322,909)	(283,891)	(225,426)
Net Cash Used in Investing Activities	(322,909)	(283,891)	(225,426)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,059)	1,060	(1)
Cash and Cash Equivalents at Beginning of Year	1,060	—	1
Cash and Cash Equivalents at End of Year	$1	$1,060	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$8,902	$19,007	$(15,799)
Interest paid	$36,971	$36,380	$35,091
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Project debt financing activities—net	$(8,350)	$253	$1,386
Capital expenditure accruals included in accounts payable and other accrued liabilities	$40,926	$46,331	$16,429
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Capitalization
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	September 30,
($ In thousands, except shares)	2015		2014
Common Shareholder’s Equity
Common stock, $1 par value, 80,000,000 shares authorized, 46,479,536 shares issued	$46,479		$46,479
Paid-in capital	483,677		480,620
Retained earnings	557,848		529,480
Accumulated other comprehensive loss, net of taxes	(6,712)		(6,413)
Total Common Shareholder’s Equity	1,081,292	59.9%	1,050,166	59.8%
Preferred Stock
Washington Gas Light Company, without par value, 1,500,000 shares authorized—issued and outstanding:
$4.80 series, 150,000 shares	15,000		15,000
$4.25 series, 70,600 shares	7,173		7,173
$5.00 series, 60,000 shares	6,000		6,000
Total Preferred Stock	28,173	1.6%	28,173	1.6%
Long-Term Debt
Due fiscal year 2015, 4.83%	—		20,000
Due fiscal year 2016, 5.17%	25,000		25,000
Due fiscal year 2019, 7.46%	50,000		50,000
Due fiscal year 2020, 4.76%	50,000		50,000
Due fiscal year 2023, 6.65%	20,000		20,000
Due fiscal year 2025, 5.44%	40,500		40,500
Due fiscal year 2027, 6.40% to 6.82%	125,000		125,000
Due fiscal year 2028, 6.57% to 6.85%	52,000		52,000
Due fiscal year 2030, 7.50%	8,500		8,500
Due fiscal year 2036, 5.70% to 5.78%	50,000		50,000
Due fiscal year 2041, 5.21%	75,000		75,000
Due fiscal year 2044, 4.22% to 5.00%	175,000		175,000
Due fiscal year 2045, 4.24%	50,000		—
Total Long-Term Debt	721,000		691,000
Other long-term debt	—		8,350
Unamortized discount	(115)		(122)
Less—current maturities	25,000		20,000
Total Long-Term Debt	695,885	38.5%	679,228	38.6%
Total Capitalization	$1,805,350	100.0%	$1,757,567	100.0%
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Common Shareholder’s Equity
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Taxes
(In thousands, except shares)	Shares	Amount				Total
Balance, September 30, 2012	46,479,536	$46,479	$475,634	$515,831	$(12,201)	$1,025,743
Net income	—	—	—	72,322	—	72,322
Other comprehensive income	—	—	—	—	1,153	1,153
Stock-based compensation(a)	—	—	2,334	—	—	2,334
Dividends declared:
Common stock	—	—	—	(75,649)	—	(75,649)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2013	46,479,536	46,479	477,968	511,184	(11,048)	1,024,583
Net income	—	—	—	98,324	—	98,324
Other comprehensive income	—	—	—	—	4,635	4,635
Stock-based compensation(a)	—	—	2,652	—	—	2,652
Dividends declared:
Common stock	—	—	—	(78,708)	—	(78,708)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2014	46,479,536	46,479	480,620	529,480	(6,413)	1,050,166
Net income	—	—	—	108,678	—	108,678
Other comprehensive loss	—	—	—	—	(299)	(299)
Stock-based compensation(a)	—	—	3,057	—	—	3,057
Dividends declared:
Common stock	—	—	—	(78,990)	—	(78,990)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2015	46,479,536	$46,479	$483,677	$557,848	$(6,712)	$1,081,292
(a) Stock-based compensation is based on the stock awards of WGL that are allocated to Washington Gas Light Company for its pro-rata share.
The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

NOTE 1. ACCOUNTING POLICIES

GENERAL
WGL Holdings, Inc. (WGL) is a holding company that owns all of the shares of common stock of Washington Gas Light Company (Washington Gas), a regulated natural gas utility, and all of the shares of common stock of Washington Gas Resources Corporation (Washington Gas Resources), Hampshire Gas Company (Hampshire) and Crab Run Gas Company (Crab Run). Washington Gas Resources owns all of the shares of common stock of four non-utility subsidiaries that include WGL Energy Services, Inc. (WGL Energy Services), WGL Energy Systems, Inc. (WGL Energy Systems), WGL Midstream, Inc. (WGL Midstream) and WGSW, Inc. (WGSW). Except where the content clearly indicates otherwise, “WGL,” “we,” “us” or “our” refers to the holding company or the consolidated entity of WGL Holdings, Inc. and all of its subsidiaries. Unless otherwise noted, these notes apply equally to WGL and Washington Gas.
NATURE OF OPERATIONS
Washington Gas and Hampshire comprise our regulated utility segment. Washington Gas is a public utility that sells and delivers natural gas to more than one million customers primarily in the District of Columbia, and the surrounding metropolitan areas in Maryland and Virginia. Deliveries to firm residential and commercial customers accounted for 77.2% of the total therms delivered to customers by Washington Gas in the fiscal year ended September 30, 2015. Deliveries to interruptible customers accounted for 13.6% and deliveries to customers who use natural gas to generate electricity accounted for 9.2%. These amounts do not include deliveries related to Washington Gas’ asset optimization program discussed below. Hampshire operates an underground natural gas storage facility that provides services exclusively to Washington Gas. Hampshire is regulated under a cost of service tariff by the Federal Energy Regulatory Commission (FERC).
The retail energy-marketing segment consists of WGL Energy Services which competes with regulated utilities and other unregulated third party marketers to sell natural gas and electricity directly to residential, commercial, industrial and governmental customers with the objective of earning a profit through competitive pricing. The commodities that WGL Energy Services sells are delivered to retail customers through assets owned by regulated utilities. Washington Gas delivers the majority of natural gas sold by WGL Energy Services, and unaffiliated electric utilities deliver all of the electricity sold. WGL Energy Services owned multiple solar PV distributed generation assets at September 30, 2015, though the results from these activities are presented in the commercial energy systems segment. Other than these facilities, WGL Energy Services does not own or operate any other natural gas or electric generation, production, transmission or distribution assets. At September 30, 2015, WGL Energy Services served approximately 143,800 natural gas customers and approximately 138,000 electricity customers located in Maryland, Virginia, Delaware, Pennsylvania and the District of Columbia.
The commercial energy systems segment consists of WGL Energy Systems, WGSW and the results of operations of affiliate-owned commercial distributed energy projects. This segment focuses on clean and energy efficient solutions for its customers, driving earnings through (i) upgrading the mechanical, electrical, water and energy-related infrastructure of large governmental and commercial facilities by implementing both traditional and alternative energy technologies; (ii) owning and operating distributed generation assets such as solar PV systems, combined heat and power plants, and natural gas fuel cells and (iii) passive investments in residential and commercial retail solar PV companies. In addition to our primary markets, this segment provides customized energy solutions across a much wider footprint, with business activities across the United States.
The midstream energy services segment, which consists of the operations of WGL Midstream, engages in investing in and optimizing natural gas pipeline and storage facilities in the Midwest and Eastern United States. WGL Midstream enters into both physical and financial transactions in a manner intended to utilize energy risk management products to mitigate risks while seeking to maximize potential profits from the optimization of the transportation and storage assets it has under contract.
Refer to Note 16—Operating Segment Reporting for further discussion of our segments.
CONSOLIDATION OF FINANCIAL STATEMENTS
The consolidated financial statements include the accounts of WGL and its subsidiaries during the fiscal years reported. Certain prior period amounts have been recast to conform to current period presentation. Refer to Note 9--Income Taxes, for a

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

further discussion of prior period amounts reclassified as a result of the implementation of Income Taxes (Topic 740): Balance sheet classification of deferred taxes, which was implemented retrospectively in the first quarter of fiscal year 2016. Inter-company transactions have been eliminated. Refer to Note 18—Related Party Transactions for a discussion of inter-company transactions. WGL has a variable interest in four investments that qualify as variable interest entities (VIEs). At September 30, 2015, WGL and its subsidiaries are not the primary beneficiary for any of the VIEs, therefore we have not consolidated any of the VIE entities. Our other investment projects are recorded using the cost method, equity method and as direct financing leases. Refer to Note 17—Other Investments for a discussion of VIEs and other investments.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
In accordance with generally accepted accounting principles in the United States of America (GAAP), we make certain estimates and assumptions regarding: (i) reported assets and liabilities; (ii) disclosed contingent assets and liabilities at the date of the financial statements and (iii) reported revenues, revenues subject to refund, and expenses during the reporting period. Actual results could differ from those estimates.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment (comprised principally of utility plant) are stated at original cost, including labor, materials, taxes and overhead costs incurred during the construction period. The cost of utility plant of Washington Gas includes an allowance for funds used during construction (AFUDC) that is calculated under a formula prescribed by our regulators in Maryland and the District of Columbia. Washington Gas capitalizes AFUDC as a component of construction overhead. The before-tax rates for AFUDC for fiscal years September 30, 2015, 2014 and 2013 were 4.12%, 3.36% and 5.43%, respectively.
Washington Gas charges maintenance and repairs directly to operating expenses. Washington Gas capitalizes betterments and renewal costs, and calculates depreciation applicable to its utility gas plant in service primarily using a straight-line method over the estimated remaining life of the plant. The composite depreciation and amortization rate of the regulated utility segment was 2.73%, 2.77% and 2.86% during fiscal years 2015, 2014 and 2013, respectively. In accordance with regulatory requirements, such rates include a component related to asset removal costs for Washington Gas. These asset removal costs are accrued through depreciation expense with a corresponding credit to “Regulatory liabilities—Accrued asset removal costs.” When Washington Gas retires depreciable utility plant and equipment, it charges the associated original costs to “Accumulated depreciation and amortization” and any related removal costs incurred are charged to “Regulatory liabilities—Accrued asset removal costs.” Washington Gas periodically reviews the adequacy of its depreciation rates by considering estimated remaining lives and other factors. For information about Asset Retirement Obligations (ARO’s), refer to the section entitled “Asset Retirement Obligations”.
At September 30, 2015 and 2014, 91.2% and 93.6%, respectively, of WGL’s consolidated original cost of property, plant and equipment was related to the regulated utility segment as shown below.

Property, Plant and Equipment at Original Cost
($ In millions)
September 30,	2015		2014
Regulated utility segment
Distribution, transmission and storage	$3,927.2	78.5%	$3,635.3	79.3%
General, miscellaneous and intangibles	424.8	8.5	448.3	9.8
Construction work in progress (CWIP)	210.4	4.2	203.9	4.5
Total regulated utility segment	4,562.4	91.2	4,287.5	93.6
Unregulated segments	441.5	8.8	295.3	6.4
Total	$5,003.9	100.0%	$4,582.8	100.0%

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

ASSETS HELD FOR SALE
During fiscal year 2015, the Springfield Operations Center met the criteria to be reported as held for sale. Those criteria specify that (i) the asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets and (ii) the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year, with certain exceptions. At September 30, 2015, the assets and liabilities associated with the Springfield Operations Center are reported at their expected selling price, less selling expenses, as "Assets held for sale" and "Liabilities held for sale" on WGL's and Washington Gas' balance sheets. Washington Gas recorded approximately $0.5 million in transaction fees in "Operations and maintenance expense" in the accompanying statements of income related to selling the facility.
IMPAIRMENT OF LONG-LIVED ASSETS
Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived intangible assets and our equity method investments for possible impairment. For our equity and cost method investments, an impairment is recorded when the investment has experienced decline in value that is other-than-temporary. Additionally, if the projects in which we hold an investment recognize an impairment loss, we would record our proportionate share of that impairment loss and evaluate the investment for decline in value that is other-than-temporary. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable.
During the fiscal year ended September 30, 2015, Washington Gas Resources recorded an impairment charge of its investment in ASDHI to its fair value using the income approach. The amount of the impairment was equivalent to the amount of the carrying value of $5.6 million and was due to management's updated estimates of the expected return from the investment.
There were no other events or transactions resulting in the impairment of long-lived assets during the year ended September 30, 2015. During the year ended September 30, 2014 and 2013, Washington Gas recorded impairment charges of $0.8 million and $2.6 million, respectively, in operation and maintenance expense related to its Springfield Operations Center asset (refer to "Assets Held for Sale" above). At September 30, 2014 and 2013, Washington Gas recorded an impairment loss of $1.9 million and $0.5 million, respectively, for the unrecoverable portion of the costs incurred associated with an abandoned LNG storage project. There were no events or circumstances related to the Springfield Operations Center or LNG storage project during the fiscal year ended September 30, 2015 that resulted in an impairment charge.
OPERATING LEASES
We have classified the lease of our corporate headquarters as an operating lease. We amortize as rent expense the total of all scheduled lease payments (including lease payment escalations) and tenant allowances on a straight-line basis over the term of the lease. For this purpose, the lease term began on the date when the lessor commenced constructing the leasehold improvements which allowed us to occupy our corporate headquarters. Leasehold improvement costs are classified as “Property, Plant and Equipment” on the Balance Sheets, and are being amortized to depreciation and amortization expense on a straight-line basis over the 15-year non-cancelable period of the lease. Refer to Note 13—Commitments and Contingencies for financial data for all of our operating leases.

CASH AND CASH EQUIVALENTS
We consider all investments with original maturities of three months or less to be cash equivalents. We did not have any restrictions on our cash balances that would impact the payment of dividends by WGL or our subsidiaries as of September 30, 2015 and 2014.
REVENUE AND COST RECOGNITION
Regulated Utility Operations
Revenues.  For regulated deliveries of natural gas, Washington Gas reads meters and bills customers on a 21-day monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes; therefore, Washington Gas accrues unbilled revenues for gas delivered, but not yet billed, at the end of each accounting period.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Cost of Gas.  Washington Gas’ jurisdictional tariffs contain mechanisms that provide for the recovery of the cost of gas incurred on behalf of firm customers, including related pipeline transportation and storage capacity charges. Under these mechanisms, Washington Gas periodically adjusts its firm customers’ rates to reflect increases and decreases in these costs. Under or over-collections of gas costs in the current cycle are charged or credited to deferred charges or credits on the balance sheet as non-current regulatory assets or liabilities. Amounts deferred at the end of the cycle, August 31 of each year, are fully reconciled and transferred to current assets or liabilities under the balance sheet captions “Gas costs and other regulatory assets” and “Gas costs and other regulatory liabilities.” These balances are recovered or refunded to customers over the subsequent 12 month period.
Revenue Taxes.  Revenue taxes such as gross receipts taxes, Public Service Commission (PSC) fees, franchise fees and energy taxes are reported gross in operating revenues. Refer to Note 16—Operating Segment Reporting for amounts recorded related to revenue taxes.
Transportation Gas Imbalance.  Interruptible shippers and third party marketer shippers transport gas to Washington Gas’ distribution system as part of the unbundled services offered. The delivered volumes of gas from third party shippers into Washington Gas’ distribution system rarely equal the volumes billed to third party marketer customers, resulting in transportation gas imbalances. These imbalances are usually short-term in duration, and Washington Gas monitors the activity and regularly notifies the shippers when their accounts have an imbalance. In accordance with regulatory treatment, Washington Gas does not record a receivable from or liability to third party marketers associated with gas volumes related to these transportation imbalances but, rather, reflects the financial impact as a regulatory asset or liability related to its gas cost adjustment mechanism, thereby eliminating any profit or loss that would occur as a result of the imbalance. The regulatory treatment combines the imbalance for all marketers, including WGL Energy Services, into a single “net” adjustment to the regulatory asset or liability. Refer to Note 18—Related Party Transactions for further discussion of the accounting for these imbalance transactions.
Asset Optimization Program.  Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources by entering into physical and financial transactions in the form of forwards, futures and option contracts for periods when these resources are not being used to physically serve utility customers. Refer to “Derivative Activities” below for further discussion of the accounting for derivative transactions entered into under this program. Regulatory sharing mechanisms in all three jurisdictions allow the profit from these transactions to be shared between Washington Gas’ customers and shareholders.
All unrealized fair value gains and losses, and margins generated from the physical and financial settlement of these asset optimization contracts are recorded in utility cost of gas or, in the case of amounts to be shared with rate payers, regulatory assets/liabilities.

Non-Utility Operations
Retail Energy-Marketing Segment. WGL Energy Services sells natural gas and electricity on an unregulated basis to residential, commercial and industrial customers both inside and outside the Washington Gas service territory.
WGL Energy Services enters into indexed or fixed-rate contracts with residential, commercial and industrial customers for sales of natural gas and electricity. Customer contracts, which typically have terms less than 24 months, but may extend up to five years, allow WGL Energy Services to bill customers based upon metered gas and electricity usage. Usage is measured either on a cycle basis at customer premises or based on quantities delivered to the local utility, both of which may vary by month. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes; therefore, WGL Energy Services accrues unbilled revenues for gas and electricity delivered, but not yet billed, at the end of each accounting period. Revenues are reflected in “Operating Revenues—Non utility.”
WGL Energy Services procures natural gas and electricity supply under contract structures in which it assembles the various components of supply from multiple suppliers to match its customer requirements. The cost of natural gas and electricity for these purchases is recorded using the contracted volumes and prices in “Non-Utility cost of energy-related sales.”
Commercial Energy Systems Segment. WGL Energy Systems recognizes income and expenses for all design-build construction contracts using the percentage-of-completion method in “Operating Revenues—Non-utility” and “Non-Utility cost of energy-related sales.” WGL Energy Systems also recognizes income from its distributed energy assets based on the terms of

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

the related power purchase agreements. Renewable Energy Certificates (RECs) are recorded as inventory by WGL Energy Systems after every 1,000 Kilowatt-hours (kWh) of electricity are produced by an eligible solar facility. WGL Energy Systems recognizes income on the sale of RECs based on the contractual terms and conditions of the sale. Refer to Note 17—Other Investments for discussion of our sale leaseback arrangements and equity method investments.
Midstream Energy Services Segment. WGL Midstream nets its revenues and costs related to its trading activities in "Operating Revenues--Non-utility".
Other Activities. Washington Gas Resources recognizes income on its investment using the cost approach of investment accounting.
STORAGE GAS VALUATION METHODS
For Washington Gas and WGL Energy Services, storage gas inventories are stated at the lower-of-cost or market as determined using the first-in, first-out method. For WGL Midstream, storage gas inventory is stated at the lower-of-cost or market using the weighted average cost method. The following table shows the lower-of-cost or market adjustments recorded to net income for the years ended September 30, 2015, 2014 and 2013.

Lower-of-Cost or Market Adjustments Pre-Tax Increase (Decrease) to Net Income
(In millions)
September 30,	2015	2014	2013
WGL(a)
Operating revenues - non-utility	$(21.5)	$(3.0)	$(10.1)
Washington Gas
Utility cost of gas	$(1.3)	$(0.2)	$—
Total Consolidated	$(22.8)	$(3.2)	$(10.1)
(a) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.
WEATHER-RELATED INSTRUMENTS
Periodically, we purchase certain weather-related instruments, such as HDD derivatives and CDD derivatives. We account for these weather related instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Subtopic 815-45, Derivatives and Hedging—Weather Derivatives. For weather insurance policies and HDD derivatives, benefits or costs are ultimately recognized to the extent actual HDDs fall above or below the contractual HDDs for each instrument. Benefits or costs are recognized for CDD derivatives when the average temperature exceeds or is below a contractually stated level during the contract period. Premiums for weather-related instruments are amortized based on the pattern of normal temperature days over the coverage period. Weather-related instruments for which we collect a premium are carried at fair value. Washington Gas’ weather related instrument premium expense or benefit is not considered in establishing retail rates. Washington Gas does not purchase such instruments for jurisdictions in which it has received rate mechanisms that compensate it on a normal weather basis. Refer to Note 14—Derivative and Weather-Related Instruments for further discussion of our weather-related instruments.

DERIVATIVE ACTIVITIES
Regulated Utility.  Washington Gas enters into both physical and financial derivative contracts for the purchase and sale of natural gas that are subject to mark-to-market accounting. Changes in the fair value of derivative instruments recoverable or refundable to customers and therefore subject to ASC Topic 980, Regulated Operations, are recorded as regulatory assets or liabilities while changes in the fair value of derivative instruments not affected by rate regulation are reflected in earnings.
As part of its asset optimization program, Washington Gas enters into derivative contracts related to the sale and purchase of natural gas at a future price with the primary objective of locking in operating margins that Washington Gas expects to ultimately realize. The derivatives used under this program may cause significant period-to-period volatility in earnings for the portion of net profits retained for shareholders; however, this volatility will not change the margins that Washington Gas

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

expects to realize from these transactions. In accordance with ASC Topic 815, all financially and physically settled contracts under our asset optimization program are reported on a net basis in the statements of income in “Utility cost of gas”.
From time to time, Washington Gas also utilizes derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of long-term debt. Gains or losses associated with these derivative transactions are deferred as regulatory assets or liabilities and amortized to interest expense in accordance with regulatory accounting requirements. Refer to Note 14—Derivative and Weather-Related Instruments for further discussion of our derivative activities.
Non-Utility Operations.  WGL Energy Services enters into both physical and financial contracts for the purchase and sale of natural gas and electricity. WGL Energy Services designates a portion of these physical contracts related to the purchase of natural gas and electricity to serve our customers as “normal purchases and normal sales;” therefore, they are not subject to the mark-to-market accounting requirements of ASC Topic 815. WGL Energy Services records these derivatives as revenues or expenses depending on the nature of the economically hedged item. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The financial contracts and the portion of the physical contracts that qualify as derivative instruments are subject to the mark-to-market accounting requirements and are recorded on the balance sheet at fair value and are reflected in earnings. WGL Midstream nets financial and physical contracts in "Operating Revenues-Non-utility". WGL may, from time to time, designate interest rate swaps used to manage the interest rate risk associated with future debt issuances, as cash flow hedges. Any gains or losses arising from the effective portion of cash flow hedges are recorded in other comprehensive income and are amortized using the effective interest rate method into earnings over the same period as the hedged interest payments are made. Gains or losses arising from the ineffective portion of cash flow hedges are recognized in earnings immediately.
INCOME TAXES
We recognize deferred income tax assets and liabilities for all temporary differences between the financial statement basis and the tax basis of assets and liabilities, including those that are currently excluded for ratemaking purposes of Washington Gas. Regulatory assets or liabilities, corresponding to such additional deferred income tax assets or liabilities, may be recorded to the extent recoverable from or payable to customers through the ratemaking process in future periods. Refer to Note 2—Regulated Operations for Washington Gas’ regulatory assets and liabilities associated with income taxes due from and to customers at September 30, 2015 and 2014. Amounts applicable to income taxes due from and due to customers primarily represent differences between the book and tax basis of net utility plant in service. We amortize investment tax credits as reductions to income tax expense over the estimated service lives of the related properties. Refer to Note 9—Income Taxes which provides detailed financial information related to our income taxes.
STOCK-BASED COMPENSATION
We account for stock-based compensation expense in accordance with ASC Topic 718, Compensation—Stock Compensation, which requires us to measure and recognize stock-based compensation expense in our financial statements based on the fair value at the date of grant for our equity-classified share-based awards, which include performance shares granted to certain employees and shares issued to directors. For liability-classified share-based awards, which include performance units, we recognize stock-based compensation expense based on their fair value at the end of each reporting period. For both equity-classified and liability-classified share-based awards, we estimate forfeitures over the requisite service period when recognizing compensation expense; these estimates are periodically adjusted to the extent to which actual forfeitures differ from such estimates. Refer to Note 11—Stock-Based Compensation for further discussion of the accounting for our stock-based compensation plans.
ASSET RETIREMENT OBLIGATIONS
Washington Gas accounts for its AROs in accordance with ASC Subtopic 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations. Our asset retirement obligations include the costs to cut, purge and cap Washington Gas' distribution and transmission system and plug storage wells upon their retirement. We also have asset retirement obligations associated with our distributed generation assets. These standards require recording the estimated retirement cost over the life of the related asset by depreciating the present value of the retirement obligation, measured at the time of the asset’s acquisition, and accreting the liability until it is settled. There are timing differences between the ARO-related accretion and depreciation amounts being recorded pursuant to GAAP and the recognition of depreciation expense for legal asset removal costs that we are currently recovering in rates. These timing differences are recorded as a reduction to “Regulatory liabilities—

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Accrued asset removal costs” in accordance with ASC Topic 980. We do not have any assets that are legally restricted related to the settlement of asset retirement obligations.

WGL Holdings, Inc.
Changes in Asset Retirement Obligations
(In millions)
September 30,	2015	2014
Asset retirement obligations at beginning of year	$181.2	$104.0
Liabilities incurred in the period	8.4	4.9
Liabilities settled in the period(a)	(14.6)	(5.2)
Accretion expense	7.8	4.4
Revisions in estimated cash flows(b)	24.9	73.1
Asset retirement obligations at the end of the year(c)	$207.7	$181.2

Washington Gas Light Company
Changes in Asset Retirement Obligations
(In millions)
September 30,	2015	2014
Asset retirement obligations at beginning of year	$179.8	$102.7
Liabilities incurred in the period	8.1	4.9
Liabilities settled in the period(a)	(14.6)	(5.2)
Accretion expense	7.7	4.3
Revisions in estimated cash flows(b)	24.9	73.1
Asset retirement obligations at the end of the year(c)	$205.9	$179.8
(a) Includes asset retirement obligations of $1.6 million related to the Springfield Operations Center that were reclassified to "Current Liabilities - Liabilities held for sale".
(b) WGL revised its assumptions regarding the timing and amounts related to its obligation to cut, cap and purge pipeline. The revision is primarily driven by our accelerated pipeline replacement programs.
(c) Includes short-term asset retirement obligations of $7.0 million and $6.0 million for fiscal year 2015 and 2014, respectively.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

ACCOUNTING STANDARDS ADOPTED IN FISCAL YEAR 2015
Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)
The standard requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar loss, or a tax credit carryforward.

		October 1, 2014	As a result of the implementation of this standard, we reduced our deferred tax assets by a portion of our unrecognized tax benefits.
ASU 2015-13, Derivatives and Hedging (Topic 815)- Application of the Normal Purchases and Normal Sales Scope Exception to Certain Electricity Contracts within Nodal Energy Markets (a consensus of the FASB Emerging Issues Task Force)

The standard requires that a forward purchase or sale of electricity in which electricity must be physically delivered through a nodal energy market operated by an independent system operator, and in which an entity incurs transmission costs on the basis of locational marginal pricing charges, would meet the physical delivery requirement under the NPNS scope exception.
		August 10, 2015	The adoption of this standard did not have a material effect on our financial statements.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

OTHER NEWLY ISSUED ACCOUNTING STANDARDS
Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost
The standard requires an entity to present debt issuance costs in the balance sheet as a direct deduction of the debt liability in a manner consistent with its accounting treatment of debt discounts. The standard permits prospective or retrospective application. WGL will apply the standard retrospectively.
		October 1, 2016	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.
ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis
The standard changes the analysis to be performed in determining whether certain types of legal entities should be consolidated, specifically the analysis of limited partnerships and similar entities, fee arrangements and related party relationships. The standard permits prospective or retrospective application for different parts.
		October 1, 2016	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.
ASU 2014-09, Revenue from Contracts with Customers (Topic 606)
The standard establishes a comprehensive revenue recognition model clarifying the method used to determine the timing and requirements for revenue recognition from contracts with customers. The disclosure requirements under the new standard will enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard permits retrospective application.
		October 1, 2019	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

Also refer to Note 9--Income Taxes, which was issued and implemented, retrospectively, in the first quarter of fiscal year 2016.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

NOTE 2. REGULATED OPERATIONS

Washington Gas accounts for its regulated operations in accordance with ASC Topic 980. This standard includes accounting principles for companies whose rates are determined by independent third party regulators. When setting rates, regulators may require us to record expense in different periods than may be appropriate for unregulated enterprises. When this occurs, Washington Gas defers the associated costs as assets (regulatory assets) on its balance sheet and records them as expenses on its income statement as it collects the revenues designed to recover these costs through customers’ rates. Further, regulators can also impose liabilities upon a company for amounts previously collected from customers and for future outflows that are expected to be incurred in the future (regulatory liabilities).
When Washington Gas files a request with certain regulatory commissions to modify customers’ rates, it is permitted to charge customers new rates, subject to refund, until the regulatory commission renders a final decision on the amount of the authorized change in rates. During this interim period, Washington Gas records a provision for a rate refund regulatory liability based on the difference between the amount it collects in rates and the amount it expects to recover from a final regulatory decision. Similarly, Washington Gas periodically records provisions for rate refunds related to other transactions. Actual results for these regulatory contingencies are often difficult to predict and could differ significantly from the estimates reflected in the financial statements. Refer to Note 13—Commitments and Contingencies for further discussion of regulatory matters and related contingencies.
At September 30, 2015 and 2014, we recorded the following regulatory assets and liabilities on our balance sheets. These assets and liabilities will be recognized as revenues or expenses in future periods as they are reflected in customers’ rates.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Regulatory Assets and Liabilities
(In millions)	Regulatory Assets		Regulatory Liabilities
September 30,	2015	2014	2015	2014
Current:
Gas costs due from/to customers(a)	$1.7	$—	$22.6	$16.2
Interruptible sharing(a)	3.3	3.4	2.6	—
Revenue normalization mechanisms for Maryland and Virginia(a)	—	—	8.4	5.5
Plant recovery mechanisms	0.8	0.4	1.0	0.9
Total current	$5.8	$3.8	$34.6	$22.6
Deferred:
Accrued asset removal costs	$—	$—	$325.5	$327.4
Deferred gas costs(a)	190.7	191.3	—	—
Pension and other post-retirement benefits
Other post-retirement benefit costs—trackers(b)	0.1	—	—	—
Deferred pension costs—trackers(b)	38.0	45.1	—	—
ASC Topic 715 unrecognized costs/income(a)(c)
Pensions	173.9	147.9	—	—
Other post-retirement benefits	—	—	104.4	86.4
Total pension and other post-retirement benefits	212.0	193.0	104.4	86.4
Other
Income tax-related amounts due from/to customers(d)	31.7	30.4	4.2	4.8
Losses/gains on issuance and extinguishments of debt and interest-rate derivative instruments(a)(e)	11.1	12.0	1.6	1.7
Deferred gain on sale of assets(a)	—	—	1.4	1.4
Rights-of-way fees(a)	1.6	1.5	—	—
Business process outsourcing and related costs (a)	2.7	1.0	—	—
Nonretirement postemployment benefits(a)(f)	18.9	16.3	—	—
Deferred integrity management expenditures(a)(g)	5.1	2.7	—	—
Recoverable portion of abandoned LNG facility(a)	5.0	5.6	—	—
Environmental response costs(a,h)	1.8	0.6	—	—
Other regulatory expenses(a)	2.1	1.5	9.9	9.7
Total other	$80.0	$71.6	$17.1	$17.6
Total deferred	$482.7	$455.9	$447.0	$431.4
Total	$488.5	$459.7	$481.6	$454.0
(a) Washington Gas does not earn its overall rate of return on these assets. Washington Gas is allowed to recover and required to pay, using short-term interest rates, the carrying costs related to billed gas costs due from and to its customers in the District of Columbia and Virginia jurisdictions.
(b) Relates to the District of Columbia jurisdiction.
(c) Refer to Note 10-Pension and Other Post-Retirement Benefit Plans for a further discussion of these amounts.
(d) This balance represents amounts due from customers for deferred tax liabilities related to tax benefits on deduction flowed directly to customers prior to the adoption of income tax normalization for ratemaking purposes.
(e) The losses or gains on the issuance and extinguishment of debt and interest-rate derivative instruments include unamortized balances from transactions executed in prior fiscal years. These transactions create gains and losses that are amortized over the remaining life of the debt as prescribed by regulatory accounting requirements.
(f) Represents the timing difference between the recognition of workers compensation and short-term disability costs in accordance with generally accepted accounting principles and the way these costs are recovered through rates.
(g) This balance represents amounts for deferred expenditures associated with Washington Gas’ Distribution Integrity Management Program (DIMP) in Virginia.
(h) This balance represents allowed remediation expenditures at Washington Gas sites to be recovered through rates for Maryland and the District of Columbia. The recovery period is over several years.
As required by ASC Topic 980, Washington Gas monitors its regulatory and competitive environment to determine whether the recovery of its regulatory assets remains probable. If Washington Gas were to determine that recovery of these

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

assets is no longer probable, it would write off the assets against earnings. We have determined that ASC Topic 980 continues to apply to our regulated operations, and the recovery of our regulatory assets at September 30, 2015 is probable.
NOTE 3. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

The tables below provide details for the amounts included in “Accounts payable and other accrued liabilities” on the balance sheets for both WGL and Washington Gas.

WGL Holdings, Inc.
	September 30,
(In millions)	2015	2014
Accounts payable—trade	$277.3	$278.8
Employee benefits and payroll accruals	31.4	19.8
Other accrued liabilities	16.4	14.6
Total	$325.1	$313.2

Washington Gas Light Company
	September 30,
(In millions)	2015	2014
Accounts payable—trade	$122.2	$146.4
Employee benefits and payroll accruals	29.5	18.2
Other accrued liabilities	7.6	11.9
Total	$159.3	$176.5

NOTE 4. SHORT-TERM DEBT

WGL and Washington Gas satisfy their short-term financing requirements through the sale of commercial paper or through bank borrowings. Due to the seasonal nature of the regulated utility and retail energy-marketing segments, short-term financing requirements can vary significantly during the year. Revolving credit agreements are maintained to support outstanding commercial paper and to permit short-term borrowing flexibility. The policy of each WGL and Washington Gas is to maintain bank credit facilities in amounts equal to or greater than the expected maximum commercial paper position. The following is a summary of committed credit available at September 30, 2015 and 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Committed Credit Available (In millions)
September 30, 2015	WGL(b)	Washington Gas	Total Consolidated
Committed credit agreements
Unsecured revolving credit facility, expires December 19, 2019(a)	$450.0	$350.0	$800.0
Less: Commercial Paper	(243.0)	(89.0)	(332.0)
Net committed credit available	$207.0	$261.0	$468.0
Weighted average interest rate	0.30%	0.16%	0.26%
September 30, 2014
Committed credit agreements
Unsecured revolving credit facility, expires April 3, 2017(a)	$450.0	$350.0	$800.0
Less: Commercial Paper	(364.5)	(89.0)	(453.5)
Net committed credit available	$85.5	$261.0	$346.5
Weighted average interest rate	0.20%	0.13%	0.19%
(a) Both WGL and Washington Gas have the right to request extensions with the banks’ approval. WGL’s revolving credit facility permits it to borrow an additional $100 million, with the banks’ approval, for a total of $550 million. Washington Gas’ revolving credit facility permits it to borrow an additional $100 million, with the banks’ approval, for a total of $450 million.
(b) WGL includes all subsidiaries other than Washington Gas.
In December 2014, both WGL and Washington Gas entered into a first amendment to their respective credit agreements, each dated April 3, 2012. The amendments extend the maturity date of the credit facilities from April 3, 2017 to December 19, 2019, provided that all necessary governmental approvals have been renewed by September 30, 2017. Under the credit agreements, as amended, WGL and Washington Gas each have the right to request two one-year-extensions, with the banks' approval. At September 30, 2015 and 2014, there were no outstanding bank loans from WGL’s or Washington Gas’ revolving credit facilities.

Under the terms of the credit agreements, the ratio of consolidated financial indebtedness to consolidated total capitalization may not exceed 0.65 to 1.0 (65%). At September 30, 2015, WGL's and Washington Gas' ratios of consolidated financial indebtedness to consolidated total capitalization were 51% and 42%, respectively. In addition, WGL and Washington Gas are required to inform lenders of changes in corporate existence, financial conditions, litigation and environmental warranties that might have a material adverse effect. Failure to inform the lenders’ agent of these material changes might constitute default under the agreements. Another potential default may be deemed to exist if WGL or Washington Gas were to fail to pay principal or interest when due on any other indebtedness. Such defaults, if not remedied, could lead to suspension of further loans and/or acceleration in which obligations become immediately due and payable. At September 30, 2015, WGL and Washington Gas were in compliance with all of the covenants under their revolving credit facilities.
NOTE 5. LONG-TERM DEBT

FIRST MORTGAGE BONDS
The Mortgage of Washington Gas dated January 1, 1933 (Mortgage), as supplemented and amended, securing any First Mortgage Bonds (FMBs) it issues, constitutes a direct lien on substantially all property and franchises owned by Washington Gas, other than a small amount of property that is expressly excluded. At September 30, 2015 and 2014, Washington Gas had no debt outstanding under the Mortgage. Any FMBs that may be issued in the future will represent indebtedness of Washington Gas.
SHELF REGISTRATION
At September 30, 2015 and 2014, WGL had the capacity under a shelf registration to issue an unspecified amount of long-term debt securities. On September 10, 2015, a shelf registration statement of Washington Gas became effective; Washington Gas has the capacity to issue up to $600.0 million of additional MTNs.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

UNSECURED NOTES
Washington Gas issues unsecured MTNs and private placement notes with individual terms regarding interest rates, maturities and call or put options. These notes can have maturity dates of one or more years from the date of issuance. The following tables show the outstanding notes as of September 30, 2015 and 2014.

Senior Notes, MTNs and Private Placement Notes Outstanding
($ In millions)	WGL(a)	Washington Gas	Total Consolidated
September 30, 2015
Long-term notes(b)	$250.0	$721.0	$971.0
Weighted average interest rate	3.66%	5.58%	5.08%
September 30, 2014
Long-term notes(b)	$—	$691.0	$691.0
Weighted average interest rate	n/a	5.65%	5.65%
(a) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.
(b) Includes Senior Notes for WGL and both MTNs and private placement notes for Washington Gas. Represents face value including current maturities.
The indenture for the unsecured MTNs and the note purchase agreement for the private placement notes provide that Washington Gas will not issue any FMBs under its Mortgage without securing all MTNs and the subject private placement notes with the Mortgage.
Certain of Washington Gas’ outstanding MTNs and private placement notes have a make-whole call feature that pays the holder a premium based on a spread over the yield to maturity of a U.S. Treasury security having a comparable maturity, when that particular note is called by Washington Gas before its stated maturity date. With the exception of this make-whole call feature, Washington Gas is not required to pay call premiums for calling debt prior to the stated maturity date.
The following tables show senior notes, MTN and private placement issuances and retirements for the years ended September 30, 2015 and 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Senior Notes, MTNs and Private Placement Issuances and Retirements
($ In millions)	Principal(b)	Interest Rate	Effective Cost(c)	Nominal Maturity Date
Year Ended September 30, 2015
WGL(a)
Issuances:
10/24/2014	$100.0	2.25%	2.42%	11/1/2019
10/24/2014	125.0	4.60%	5.11%	11/1/2044
12/16/2014	25.0	4.60%	5.53%	11/1/2044
Total	$250.0
Washington Gas
Issuances:
12/15/2014	$50.0	4.24%	4.41%	12/15/2044
Total	50.0
Total consolidated issuances	$300.0
Washington Gas
Retirements:
8/9/2015	$20.0	4.83%		8/9/2015
Total	$20.0
Year Ended September 30, 2014
Washington Gas
Issuances:
12/5/2013	$75.0	5.00%	4.95%	12/15/2043
9/12/2014	100.0	4.22%	4.27%	9/15/2044
Total	$175.0
Retirements:
11/7/2013	$37.0	4.88%		11/7/2013
9/10/2014	30.0	5.17%		9/10/2014
Total	$67.0
(a) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.
(b) Represents face amount.
(c) The estimated effective cost of the issued notes, including consideration of issuance fees and hedge costs.

LONG-TERM DEBT MATURITIES
Maturities of long-term debt for each of the next five fiscal years and thereafter as of September 30, 2015 are summarized in the following table.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Long-Term Debt Maturities(a)
(In millions)	WGL(b)	Washington Gas	Total
2016	$—	$25.0	$25.0
2017	—	—	—
2018	—	—	—
2019	—	50.0	50.0
2020	100.0	50.0	150.0
Thereafter	150.0	596.0	746.0
Total	$250.0	$721.0	$971.0
Less: current maturities	—	25.0	25.0
Total non-current	$250.0	$696.0	$946.0
(a)Excludes unamortized discounts of $1.7 million and $0.1 million at September 30, 2015, for WGL and Washington Gas, respectively.
(b)WGL includes WGL Holdings and all subsidiaries other than Washington Gas.
NOTE 6. COMMON STOCK — WGL

COMMON STOCK OUTSTANDING
Shares of common stock outstanding were 49,728,662 and 50,656,553 at September 30, 2015 and 2014, respectively.
COMMON STOCK RESERVES
At September 30, 2015, there were 4,561,588 authorized, but unissued, shares of common stock reserved under the following plans:

Common Stock Reserves
Number of Shares
Reserve for:
Omnibus incentive compensation plan(a)	993,825
Dividend reinvestment and common stock purchase plan	2,849,012
Employee savings plans	637,196
Directors’ stock compensation plan	81,555
Total common stock reserves	4,561,588
(a)In March 2007, WGL adopted a shareholder-approved Omnibus Incentive Compensation Plan to replace on a prospective basis the 1999 Incentive Compensation Plan. Included are shares that may be issued upon the vesting of 304,089 performance shares that have been granted but not yet vested. Upon vesting, a number of shares equal to up to 200% of the number of performance shares granted may be issued, which would reduce the number of shares available for issuance under the Omnibus Incentive Compensation Plan. Refer to Note 11—Stock-Based Compensation for a discussion regarding our stock-based compensation plans.
NOTE 7. PREFERRED STOCK

Washington Gas has three series of cumulative preferred stock outstanding, and each series is subject to redemption by Washington Gas. All three series have a dividend preference that prohibits Washington Gas from declaring and paying dividends on shares of its common stock unless dividends on all outstanding shares of the preferred stock have been fully paid for all past quarterly dividend periods. In addition, all outstanding shares of preferred stock have a preference as to the amounts that would be distributed in the event of a liquidation or dissolution of Washington Gas. The following table presents this information, as well as call prices for each preferred stock series outstanding.

Preferred Stock
Preferred		Liquidation Preference
Series	Shares	Per Share		Call Price
Outstanding	Outstanding	Involuntary	Voluntary	Per Share
$4.80	150,000	$100	$101	$101
$4.25	70,600	$100	$105	$105
$5.00	60,000	$100	$102	$102
NOTE 8. EARNINGS PER SHARE

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Diluted EPS assumes the issuance of common shares pursuant to stock-based compensation plans at the beginning of the applicable period unless the effect of such issuance would be anti-dilutive (refer to Note 11—Stock-Based Compensation). As of September 30, 2015, there were no outstanding stock options. There were no anti-dilutive shares for any of the periods presented. The following table reflects the computation of our basic and diluted EPS for the fiscal years ended September 30, 2015, 2014 and 2013.

Basic and Diluted EPS
	Years Ended September 30,
(In thousands, except per share data)	2015	2014	2013
Basic earnings per average common share:

Net income applicable to common stock	$131,259	$105,940	$80,253

Average common shares outstanding—basic	49,794	51,759	51,697

Basic earnings per average common share	$2.64	$2.05	$1.55
Diluted earnings per average common share:

Net income applicable to common stock	$131,259	$105,940	$80,253
Average common shares outstanding—basic	49,794	51,759	51,697

Stock-based compensation plans	266	11	111
Total average common shares outstanding—diluted	50,060	51,770	51,808

Diluted earnings per average common share	$2.62	$2.05	$1.55
NOTE 9. INCOME TAXES

Our financial statements, including this footnote has been updated for the early adoption of ASU 2015-17 in the first quarter of fiscal year 2016. This standard amends the requirements to separately classify deferred income tax liabilities and assets into current and noncurrent amounts on a classified balance sheet, and requires all deferred income tax liabilities and assets to be offset by taxing jurisdiction and classified as noncurrent. WGL and Washington Gas applied ASU 2015-17 retrospectively. As a result of the retrospective adoption, $32.8 million and $24.7 million were reclassified from "Current Assets-Deferred income taxes" to "Deferred Credits-Deferred income taxes" on WGL's and Washington Gas' September 30, 2015 balance sheets, respectively, and $26.7 million and $22.9 million were reclassified from "Current Assets-Deferred income taxes" to "Deferred Credits-Deferred income taxes" on WGL's and Washington Gas' September 30, 2014 balance sheets, respectively.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL files a consolidated federal tax return and various other state returns. We are no longer subject to income tax examinations by the Internal Revenue Service (IRS) for years ended prior to September 30, 2012. Substantially all state income tax years in major jurisdictions are closed for years ended prior to September 30, 2011.
WGL and each of its subsidiaries also participate in a tax sharing agreement that establishes the method for allocating tax benefits from losses that are utilized on the consolidated income tax return. The consolidated tax is apportioned among the subsidiaries on the separate return method and losses of the parent, WGL, are allocated to the subsidiaries that have taxable income. In fiscal year 2015, Washington Gas shared $0.5 million of tax benefits from the tax sharing agreement that was reflected as a tax decrease on Washington Gas’ statements of income. During fiscal years 2014 and 2013, Washington Gas realized $2.9 million and $1.3 million of tax savings as a result of this tax sharing agreement. The effect of this allocation of benefits to Washington Gas has no effect on our consolidated financial statements. State income tax returns are filed on a separate company basis in most states where we have operations and/or a requirement to file.
Washington Gas charged the Maryland portion of the Med D regulatory asset to tax expense during the fiscal year ended September 30, 2012, based on positions taken by the PSC of MD in Washington Gas’ rate case during the fiscal year that did not permit recovery. Washington Gas received an order in the first quarter of fiscal year end September 30, 2014 in its rate case from the PSC of MD that allowed recovery of the Med D regulatory asset over a 5-year amortization period. Therefore, the tax benefit was recognized to reinstate the regulatory asset.
On September 13, 2013, the U.S. Treasury Department issued final income tax regulations to address the costs incurred in acquiring, producing, or improving tangible property. The regulations are effective for WGL and Washington Gas for the tax year beginning October 1, 2014. WGL and Washington Gas will file Forms 3115 along with its income tax return for the year ended September 30, 2015. The financial impact of these regulations did not have a material impact on the financial statements. Any changes in method of accounting for income tax purposes required to conform to the final regulations will be made for the taxable year ending September 30, 2015.
The tables below provide the following for WGL and Washington Gas: (i) the components of income tax expense; (ii) a reconciliation between the statutory federal income tax rate and the effective income tax rate and (iii) the components of accumulated deferred income tax assets and liabilities at September 30, 2015 and 2014.

WGL Holdings, Inc.
Components of Income Tax Expense
	Years Ended September 30,
(In thousands)	2015	2014	2013
INCOME TAX EXPENSE
Current:
Federal	$(18,639)	$29,976	$41,425
State	2,977	5,149	11,258
Total current	(15,662)	35,125	52,683
Deferred:
Federal
Accelerated depreciation	71,529	35,747	33,394
Other	17,726	(18,014)	(31,173)
State
Accelerated depreciation	13,739	9,822	6,795
Other	1,411	(1,760)	(7,585)
Total deferred	104,405	25,795	1,431
Amortization of investment tax credits	(4,939)	(3,666)	(1,822)
Total income tax expense	$83,804	$57,254	$52,292

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc.
Reconciliation Between the Statutory Federal Income Tax Rate and Effective Tax Rate
	Years Ended September 30,
($ In thousands)	2015		2014		2013
Income taxes at statutory federal income tax rate	$75,760	35.00%	$57,580	35.00%	$46,853	35.00%
Increase (decrease) in income taxes resulting from:
Accelerated depreciation less amount deferred	1,187	0.55	1,875	1.14	2,106	1.57
Amortization of investment tax credits	(4,939)	(2.28)	(3,666)	(2.23)	(1,822)	(1.36)
Cost of removal	(2,721)	(1.26)	(4,902)	(2.98)	(2,356)	(1.76)
State income taxes-net of federal benefit	11,109	5.13	8,734	5.31	7,448	5.56
Medicare Part D adjustment	—	—	(3,621)	(2.20)	—	—
ASDHI impairment	1,969	0.91	—	—	—	—
Other items-net	1,439	0.66	1,254	0.76	63	0.05
Total income tax expense and effective tax rate	$83,804	38.71%	$57,254	34.80%	$52,292	39.06%

WGL Holdings, Inc.
Components of Accumulated Deferred Income Tax Assets (Liabilities)
	September 30,
(In thousands)	2015	2014
Deferred income tax assets:
Pensions	$44,468	$24,349
Uncollectible accounts	10,389	9,268
Inventory overheads	5,873	6,591
Employee compensation and benefits	57,230	44,179
Derivatives	43,891	38,058
Deferred gas costs	2,406	4,218
Solar grant/investment tax credit	53,067	39,184
Tax credit carry forward	55,040	—
Other	5,640	2,236
Total assets	278,004	168,083
Deferred income tax liabilities:
Other post-retirement benefits	54,860	38,299
Accelerated depreciation and other plant related items	794,099	669,040
Losses/gains on reacquired debt	1,292	1,426
Income taxes recoverable through future rates	68,245	65,374
Deferred gas costs	815	2,818
Partnership basis differences	29,468	25,370
Valuation allowances	2,188	—
Total liabilities	950,967	802,327
Net accumulated deferred income tax assets (liabilities)	$(672,963)	$(634,244)

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Washington Gas Light Company
Components of Income Tax Expense
	Years Ended September 30,
(In thousands)	2015	2014	2013
INCOME TAX EXPENSE
Current:
Federal	$(5,305)	$37,098	$40,492
State	907	4,262	7,515
Total current	(4,398)	41,360	48,007
Deferred:
Federal
Accelerated depreciation	71,046	34,833	34,518
Other	(6,619)	(30,523)	(35,982)
State
Accelerated depreciation	13,701	9,540	6,770
Other	(1,507)	(6,800)	(8,221)
Total deferred	76,621	7,050	(2,915)
Amortization of investment tax credits	(832)	(876)	(895)
Total income tax expense	$71,391	$47,534	$44,197

Washington Gas Light Company
Reconciliation Between the Statutory Federal Income Tax Rate and Effective Tax Rate
	Years Ended September 30,
($ In thousands)	2015		2014		2013
Income taxes at statutory federal income tax rate	$63,024	35.00%	$51,050	35.00%	$40,782	35.00%
Increase (decrease) in income taxes resulting from:
Accelerated depreciation less amount deferred	2,108	1.17	1,875	1.29	2,106	1.81
Amortization of investment tax credits	(832)	(0.46)	(876)	(0.60)	(895)	(0.77)
Cost of removal	(2,721)	(1.51)	(4,902)	(3.36)	(2,356)	(2.02)
State income taxes-net of federal benefit	8,986	4.99	6,711	4.60	5,487	4.71
Consolidated tax sharing allocation	(533)	(0.30)	(2,862)	(1.96)	(1,290)	(1.11)
Medicare Part D adjustment	—	—	(3,621)	(2.48)	—	—
Other items-net	1,359	0.76	159	0.09	363	0.31
Total income tax expense and effective tax rate	$71,391	39.65%	$47,534	32.58%	$44,197	37.93%

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Washington Gas Light Company
Components of Accumulated Deferred Income Tax Assets (Liabilities)
	September 30,
(In thousands)	2015	2014
Deferred income tax assets:
Pensions	$43,748	$23,738
Uncollectible accounts	7,637	7,618
Inventory overheads	5,873	6,591
Employee compensation and benefits	38,857	33,863
Derivatives	38,887	36,364
Deferred gas costs	2,406	4,218
Investment tax credit	—	312
Other	862	1,011
Total assets	138,270	113,715
Deferred income tax liabilities:
Other post-retirement benefits	54,566	38,065
Accelerated depreciation and other plant related items	681,108	602,376
Losses/gains on reacquired debt	1,292	1,426
Income taxes recoverable through future rates	67,953	65,128
Deferred gas costs	815	2,818
Other	1,300	932
Total liabilities	807,034	710,745
Net accumulated deferred income tax assets (liabilities)	$(668,764)	$(597,030)
In June 2015, we filed our tax return for the year ended September 30, 2014.
The following table summarizes the change in unrecognized tax benefits during fiscal year 2015, 2014, 2013 and our total unrecognized tax benefits at September 30, under the provisions of ASC Topic 740, Income Taxes:

Unrecognized Tax Benefits
(In thousands)	2015	2014	2013
Total unrecognized tax benefits, October 1,	$32,613	$25,051	$22,082
Increases in tax positions relating to current year	12,848	10,512	5,251
Decreases in tax positions relating to prior year	(6,834)	(2,950)	(2,282)
Total unrecognized tax benefits, September 30,	$38,627	$32,613	$25,051
During the year, the unrecognized tax benefits for WGL and Washington Gas increased by approximately $6.0 million relating to uncertain tax positions, primarily due to the change in tax accounting for repairs. If the amounts of unrecognized tax benefits are eventually realized, it would not materially impact the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of WGL’s and Washington Gas’ uncertain tax positions will significantly increase or decrease in the next 12 months. The IRS completed its audit of the tax years related to the change in accounting method for repairs without proposing any changes, however, they could re-examine this issue in the future.

WGL and Washington Gas recognize any accrued interest associated with uncertain tax positions in interest expense and recognizes any accrued penalties associated with uncertain tax positions in other expenses in the statements of income. During the fiscal years ended September 30, 2015, 2014 and 2013, interest expense on uncertain tax positions was minimal.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

NOTE 10. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Washington Gas maintains a qualified, trusteed, non-contributory defined benefit pension plan (qualified pension plan) covering most active and vested former employees of Washington Gas. The non-contributory defined benefit pension plan is closed to all employees hired on or after January 1, 2010. Washington Gas accounts for the qualified pension plan and other post-retirement benefit plans under the provisions of ASC 715, Compensation-Retirement Benefits.
Several executive officers of Washington Gas also participate in a non-funded defined benefit supplemental executive retirement plan (DB SERP), a non-qualified pension plan. A rabbi trust has been established for the potential future funding of the DB SERP liability. The DB SERP was closed to new entrants beginning January 1, 2010 and instead, executive officers are eligible to participate in a non-funded defined contribution SERP (DC SERP). In addition, effective January 1, 2010, Washington Gas established a non-funded defined benefit restoration plan (DB restoration) for the purpose of providing supplemental pension and pension-related benefits to a select group of management employees.
WGL subsidiaries offer defined-contribution savings plans to all eligible employees. These plans allow participants to defer on a pre-tax or after-tax basis, a portion of their salaries for investment in various alternatives. We make matching contributions to the amounts contributed by employees in accordance with the specific plan provisions. Total matching contributions to our savings plans were $4.6 million, $4.2 million and $4.3 million during fiscal years 2015, 2014 and 2013, respectively. All employees not participating in the qualified pension plan receive an employer provided supplemental contribution ranging from 4% to 6% depending on years of service. Total supplemental contributions to the plan were $2.1 million, $1.6 million and $0.8 million during fiscal years ended September 30, 2015, 2014 and 2013, respectively.
Washington Gas provides certain healthcare and life insurance benefits for retired employees. Substantially all employees of Washington Gas may become eligible for such benefits if they attain retirement status while working for Washington Gas. Washington Gas accounts for these benefits under the provisions of ASC 715, Compensation-Retirement Benefits. Washington Gas elected to amortize the accumulated post-retirement benefit obligation of $190.6 million existing at the October 1, 1993 adoption date of this standard, known as the transition obligation, over a twenty-year period, which ended in 2013.
On September 25, 2015, the Washington Gas Light Company Retiree Medical Plan was amended to limit the aggregate cost of applicable employer-sponsored coverage, thereby avoiding the 40% excise tax enacted by the Patient Protection and Affordable Care Act of 2010. The resolution, which is effective September 30, 2015 and applies to plan years beginning on or after January 1, 2018, includes a limit of $11,850 per participant, with a maximum limit of $30,950 for family coverage. This amendment resulted in a prior service credit of $26.1 million.
On April 24, 2014, Washington Gas replaced the existing retiree medical benefit plan and dental plan options for Medicare-eligible retirees age 65 and older with a special tax-free Health Reimbursement Account (HRA) plan effective January 1, 2015. With the introduction of the new plan, effective January 1, 2015, participating retirees and dependents will receive a subsidy each year through the HRA account to help purchase supplemental medical and dental coverage in the marketplace. As part of the new HRA plan, participants who enroll in a Medicare Part D prescription drug plan and meet the threshold for Medicare catastrophic prescription drug coverage will be eligible for an additional reimbursement of their out-of-pocket prescription drug costs in excess of the threshold. Retirees and dependents under age 65 will still be covered under the existing Washington Gas Retiree Medical Plan until they become eligible for Medicare at age 65 and can obtain coverage through the new HRA plan. Due to the impact of the amendment, we remeasured the funded status of the plan in April 2014. The funded status of the plan changed by approximately $127.5 million from an underfunded liability to an overfunded asset as a result of the plan amendment. The offsetting amount for this remeasurement was recorded as a decrease to regulatory assets and accumulated other comprehensive income/loss.
Almost all costs associated with Washington Gas’ defined benefit post-retirement plans have historically been, and will continue to be, recovered through Washington Gas’ rates. Therefore, in accordance with ASC Topic 980 and ASC Topic 715, Washington Gas established a regulatory asset/liability for the substantial majority of the unrecognized costs/income associated with its defined benefit post-retirement plans. To the extent these amounts will not be recovered through Washington Gas’ rates, they are recorded directly to “Accumulated other comprehensive loss, net of taxes.”

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Obligations and Assets
Washington Gas uses a measurement date of September 30 for its pension, and retiree healthcare and life insurance benefit plans. The following table provides certain information about Washington Gas’ post-retirement benefits:

Post-Retirement Benefits
			Health and Life
(In millions)	Pension Benefits(a)		Benefits
Year Ended September 30,	2015	2014	2015	2014
Change in projected benefit obligation(b)
Benefit obligation at beginning of year	$917.1	$837.4	$343.2	$429.8
Service cost	15.5	14.0	7.1	7.6
Interest cost	39.1	40.4	14.7	18.7
Change in plan benefits	0.6	—	(26.1)	(136.5)
Actuarial loss (gain)	19.2	68.6	(23.7)	38.2
Retiree contributions	—	—	2.0	4.4
Employer group waiver plan rebates	—	—	2.4	0.5
Benefits paid	(44.0)	(43.3)	(19.7)	(19.5)
Projected benefit obligation at end of year(b)	$947.5	$917.1	$299.9	$343.2
Change in plan assets
Fair value of plan assets at beginning of year	$804.7	$745.2	$439.6	$380.9
Actual return on plan assets	19.9	103.3	(0.3)	57.8
Company contributions	1.8	1.7	16.0	16.0
Retiree contributions and employer group waiver plan rebates	—	—	3.6	4.4
Expenses	(2.2)	(2.2)	(0.7)	—
Benefits paid	(44.0)	(43.3)	(19.7)	(19.5)
Fair value of plan assets at end of year	$780.2	$804.7	$438.5	$439.6
Funded status at end of year	$(167.3)	$(112.4)	$138.6	$96.4
Total amounts recognized on balance sheet
Non-current asset	$—	$—	$138.6	$96.4
Current liability	(4.8)	(4.2)	—	—
Non-current liability	(162.5)	(108.2)	—	—
Total recognized	$(167.3)	$(112.4)	$138.6	$96.4
(a)The DB SERP and DB Restoration, included in pension benefits in the table above, have no assets.
(b)For the Health and Life Benefits, the change in projected benefit obligation represents the accumulated benefit obligation.
The following table provides the projected benefit obligation (PBO) and accumulated benefit (ABO) for the qualified pension plan, DB SERP and DB Restoration at September 30, 2015 and 2014.

Projected and accumulated benefit obligation
(In millions)	Qualified Pension Plan		DB SERP		DB Restoration
September 30,	2015	2014	2015	2014	2015	2014
Projected benefit obligation	$892.2	$865.2	$53.0	$50.7	$2.3	$1.2
Accumulated benefit obligation	$822.8	$801.9	$48.7	$46.2	$1.2	$0.7

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

AMOUNTS RECOGNIZED IN REGULATORY ASSETS/LIABILITIES AND ACCUMULATED OTHER COMPREHENSIVE INCOME
The following table provides amounts recorded to regulatory assets, regulatory liabilities and accumulated other comprehensive loss/(income) at September 30, 2015 and 2014:

Unrecognized Costs/Income Recorded on the Balance Sheet
(In millions)	Pension Benefits		Health and Life Benefits
September 30,	2015	2014	2015	2014
Actuarial net loss	$190.1	$162.6	$43.8	$50.1
Prior service cost (credit)	1.5	1.2	(160.2)	(149.3)
Total	$191.6	$163.8	$(116.4)	$(99.2)
Regulatory asset (liability)(a)	$173.9	$147.9	$(110.5)	$(94.6)
Pre-tax accumulated other comprehensive loss (gain)(b)	17.7	15.9	(5.9)	(4.6)
Total	$191.6	$163.8	$(116.4)	$(99.2)
(a) The regulatory liability recorded on our balance sheets at September 30, 2015 and 2014 is net of a deferred income tax benefit of $6.1 million and $8.2 million, respectively.
(b)The total amount of accumulated other comprehensive loss recorded on our balance sheets at September 30, 2015 and 2014 is net of an income tax benefit of $5.1 million and $4.9 million, respectively.

The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that were recognized as components of net periodic benefit cost during fiscal year 2015.

Amounts Recognized During Fiscal Year 2015
	Regulatory assets/liabilities		Accumulated other comprehensive loss
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss (income)	$16.9	$4.2	$1.8	$0.2
Prior service cost (credit)	0.3	(14.6)	—	(0.7)
Total	$17.2	$(10.4)	$1.8	$(0.5)
The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that are expected to be recognized as components of net periodic benefit cost during fiscal year 2016.

Amounts to be Recognized During Fiscal Year 2016
	Regulatory assets/liabilities		Accumulated other comprehensive loss
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss	$15.3	$1.2	$1.5	$0.1
Prior service cost (credit)	0.2	(16.8)	0.1	(0.9)
Total	$15.5	$(15.6)	$1.6	$(0.8)
Realized and unrealized gains and losses for assets under Washington Gas’ post-retirement benefit plans are spread over a period of five years. Each year, 20% of the prior five years’ asset gains and losses are recognized. The market-related value of

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

assets is equal to the market value of assets less the following percentages of prior years’ realized and unrealized gains and losses on equities: 80% of the prior year, 60% of the second prior year, 40% of the third prior year and 20% of the fourth prior year.

Net Periodic Benefit Cost
The components of the net periodic benefit costs (income) for fiscal years ended September 30, 2015, 2014 and 2013 related to pension and other postretirement benefits were as follows:

Components of Net Periodic Benefit Costs (Income)
(In millions)	Pension Benefits			Health and Life Benefits
Year Ended September 30,	2015	2014	2013	2015	2014	2013
Service cost	$15.5	$14.0	$17.0	$7.1	$7.6	$9.6
Interest cost	39.1	40.4	36.6	14.7	18.7	18.8
Expected return on plan assets	(44.6)	(41.0)	(41.9)	(20.8)	(19.3)	(18.3)
Recognized prior service cost (credit)	0.3	0.3	1.0	(15.3)	(9.6)	(3.9)
Recognized actuarial loss	18.7	16.8	28.7	4.4	5.0	9.2
Amortization of transition obligation	—	—	—	—	—	1.1
Net periodic benefit cost	29.0	30.5	41.4	(9.9)	2.4	16.5
Amount allocated to construction projects	(4.6)	(4.3)	(5.7)	1.9	(0.4)	(2.8)
Amount deferred as regulatory asset (liability)-net	7.1	7.0	(3.7)	(0.2)	(2.3)	2.4
Amount charged (credited) to expense	$31.5	$33.2	$32.0	$(8.2)	$(0.3)	$16.1
Amounts included in the line item “Amount deferred as regulatory asset/liability-net,” as shown in the table above, represent the amortization of previously unrecovered costs of the applicable pension benefits or the health and life benefits as approved in the District of Columbia. These balances are being amortized over a five year period.
ASSUMPTIONS
The weighted average assumptions used to determine net periodic benefit obligations and net periodic benefit costs were as follows:

Benefit Obligations Assumptions

	Pension Benefits		Health and Life Benefits
September 30,	2015	2014	2015	2014
Discount rate(a)	4.10%-4.50%	4.00%-4.40%	4.50%	4.40%
Rate of compensation increase	3.50%-4.10%	3.50%-4.10%	4.10%	4.10%

(a)The increase in the discount rate in fiscal year 2015 compared to prior years primarily reflects the increase in long-term interest rates.

Net Periodic Benefit Cost Assumptions

	Pension Benefits			Health and Life Benefits
Years Ended September 30,	2015	2014	2013	2015	2014	2013
Discount rate(a)	4.00%-4.40%	4.50%-5.00%	4.00%	4.40%	4.60%-5.10%	4.00%
Expected long-term return on plan assets(b)	6.75%	6.50%	6.75%	6.25%	6.25%	6.75%
Rate of compensation increase(c)	3.50%-4.10%	3.85%-5.15%	3.85%-5.15%	4.10%	3.85%	3.85%

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

(a) The changes in the discount rates over the last three fiscal years primarily reflect the changes in long-term interest rates.
(b) For health and life benefits, the expected returns for certain funds may be lower due to certain portions of income that are subject to an assumed income tax rate of 45.6%.
(c) The changes in the rate of compensation reflects the best estimates of actual future compensation levels including consideration of general price levels, productivity, seniority, promotion, and other factors such as inflation rates.
Expected long-term return on plan assets
Washington Gas determines the expected long-term rate of return on plan assets by averaging the expected earnings for the target asset portfolio. In developing the expected rate of return assumption, Washington Gas evaluates an analysis of historical actual performance and long-term return projections, which gives consideration to our asset mix and anticipated length of obligation of our plan.
Mortality Assumptions

For purposes of the September 30, 2015 measurement date, Washington Gas adopted new mortality assumptions for its pension and other post-retirement benefit obligations, which reflect increased life expectancies in the U.S. The adoption of new mortality assumptions increased the projected benefit obligations for Washington Gas' pension and other post-retirement benefit plans by approximately $46.8 million and $15.3 million, respectively.
Healthcare cost trend
Washington Gas assumed the healthcare cost trend rates related to the accumulated post-retirement benefit obligation for non-Medicare eligible retirees to be 6.7% for fiscal year 2016. Washington Gas expects the rate to decrease to 6.3% in fiscal 2017, 3.2% in fiscal 2018 and to 2.2% in fiscal 2019, and remain at that level thereafter. The significant decrease in the expected trend rate between fiscal 2017 and 2018 is driven by the amendment to the Washington Gas Light Company Retiree Medical Plan discussed above. The healthcare cost trend rate used to measure the accumulated post-retirement benefit obligation for non-Medicare eligible retirees as of September 30, 2014 was 7.0% for fiscal year 2015. This rate was expected to decrease gradually to 5.0% in 2021 and remain at that level thereafter.
For Medicare eligible retirees age 65 and older that will receive a subsidy each year through an HRA account, Washington Gas assumed no increase to the annual subsidy in fiscal year 2016 and a 3.0% increase thereafter in order to approximate possible future increases to the stipend. While the plan terms do not guarantee increases to the stipend, Washington Gas intends to review the stipend annually.

Healthcare Trends
(In millions)	One Percentage-Point Increase	One Percentage-Point Decrease
Increase (decrease) total service and interest cost components	$1.3	$(1.1)
Increase (decrease) post-retirement benefit obligation	$5.7	$(5.1)
INVESTMENT POLICIES AND STRATEGIES
The investment objective of the qualified pension, healthcare, and life insurance benefit plans (“Plan” or “Plans”) is to allocate each Plan’s assets to appropriate investment asset classes (asset categories) so that the benefit obligations of each Plan are adequately funded, consistent with appropriate risk tolerance guidelines for the Plans’ and Washington Gas’ tolerance for risk. Washington Gas' portion of retired employee healthcare and life insurance benefits obligation is funded through two trusts: (i) the Washington Gas Light Company Postretirement Benefit Master Trust for Retired Previously Union-Eligible Employees ("union-eligible truest") and (ii) the Washington Gas Light Company Postretirement Benefit Master Trust for Retired Management Employees ("management trust").
In order to best achieve the investment objectives for each Plan, strategic allocation targets and ranges are established that control exposure to selected investment asset classes. Target qualified pension plan trust asset allocations are 32.5% U.S. Large-Cap Equities, 4.5% U.S. Small/Mid-Cap Equities, 8% International Equities, 5% Real Estate and 50% Fixed Income. Target asset allocations are 50% U.S. Large-Cap Equities and 50% Fixed Income for the union-eligible trust. Target asset allocations

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

are 60% U.S. Large-Cap Equities and 40% Fixed Income for the management trust. Actual asset balances are reviewed monthly and are allowed to range within plus or minus 5% or less of the target allocations. Assets are generally rebalanced to target allocations before actual amounts fall below or rise above the allowable ranges.
Asset/liability modeling (ALM) is used to test the benefits and risks of several potential strategic asset allocation mixes. Simulated investment performance results based on assumptions about expected return, volatility, and correlation characteristics of the selected asset classes are tested for their effects on contributions, pension expense, PBO funded status, and downside Value at Risk metrics over a ten-year planning time horizon. Important outcomes from past ALM studies include decisions to increase fixed income exposure, lengthen the duration of those fixed income assets and implement a dynamic asset allocation strategy that allows for the de-risking of the portfolio over time. Under this strategy, the target fixed income allocation percentage will increase by 5% for each 5% improvement in the plan’s funded ratio, as measured by an investment consultant. This strategy resulted in portfolio de-risking during October 2012 including increased fixed income exposure and reduced U.S. large-cap equity exposure.
The most recent pension plan ALM study was completed during November 2014. The study did not result in any changes to investment strategy.
For the qualified pension plan, Washington Gas’ funding policy is to contribute an amount sufficient to satisfy the minimum annual funding requirements under the Pension Protection Act. Any contributions above the minimum annual funding requirements would be limited to amounts that are deductible under appropriate tax law. For the healthcare and life insurance benefit plans, Washington Gas’ funding policy is to contribute amounts that are collected from ratepayers.
Significant amounts of the various Plans’ assets are managed by the same financial institution. In addition, the Plans have a high exposure to U.S. based investments. There are no other significant risk concentrations related to investments in any entity, industry, country, commodity, or investment fund.
Investment vehicles used to manage qualified pension plan trust and management trust assets include commingled funds and pooled separate accounts. A private placement mutual fund is also employed to manage a portion of qualified pension plan trust assets. Commingled funds are used in the management of union-eligible trust assets.

U.S. and international equity assets are diversified across sectors, industries, and investment styles. Fixed income assets are primarily diversified across U.S. government and investment grade corporate debt instruments, with some exposure to foreign sovereign debt and minor exposure to non-investment-grade securities. Real estate is diversified geographically across the U.S. by property type.
The qualified pension plan’s investment policy allows the use of futures, options, and other derivatives for purposes of reducing portfolio risk and as a low-cost option for gaining market exposure, but derivatives may not be used for leverage. The qualified pension plan’s investment policy prohibits investments in Washington Gas securities. The prohibition applies to separately managed portfolios but does not apply to any commingled fund investments.
The following tables present the fair value of the pension plan assets and health and life insurance plan assets by asset category as of September 30, 2015 and 2014:

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Pension Plan Assets
					% of
($ In millions)	Level 1	Level 2	Level 3	Total	Total
At September 30, 2015
Cash and cash equivalents	$0.8	$—	$—	$0.8	0.1%
Equity securities
U.S. Small Cap	28.7	—	—	28.7	3.7
Preferred Securities	—	0.1	—	0.1	—
Fixed income securities
U.S. Treasuries	—	101.3	—	101.3	13.0
U.S. Corporate Debt	—	204.6	—	204.6	26.2
U.S. Agency Obligations and Government Sponsored Entities	—	23.9	—	23.9	3.1
Asset-Backed Securities and Collateralized Mortgage Obligations	—	1.7	—	1.7	0.2
Municipalities	—	14.0	—	14.0	1.8
Non-U.S. Corporate Debt	—	37.1	—	37.1	4.8
Repurchase Agreements(a)	—	5.3	—	5.3	0.7
Other(b)	—	4.7	—	4.7	0.6
Mutual Funds(c)	—	29.3	—	29.3	3.7
Commingled Funds and Pooled Separate Accounts(d)	—	274.8	27.7	302.5	38.7
Private Equity/Limited Partnerships(e)	—	28.0	—	28.0	3.6
Derivatives(f)	—	(0.1)	—	(0.1)	—
Total fair value of plan investments	$29.5	$724.7	$27.7	$781.9	100.2%
Receivable (payable)(g)				(1.7)	(0.2)
Total plan assets at fair value				$780.2	100.0%

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Pension Plan Assets
					% of
($ In millions)	Level 1	Level 2	Level 3	Total	Total
At September 30, 2014
Cash and cash equivalents	$0.6	$—	$—	$0.6	0.1%
Equity securities
U.S. Small Cap	32.3	—	—	32.3	4.0
Preferred Securities	—	0.1	—	0.1	—
Fixed income securities
U.S. Treasuries	—	110.6	—	110.6	13.8
U.S. Corporate Debt	—	108.4	—	108.4	13.5
U.S. Agency Obligations and Government Sponsored Entities	—	24.6	—	24.6	3.0
Asset-Backed Securities and Collateralized Mortgage Obligations	—	1.8	—	1.8	0.2
Municipalities	—	9.2	—	9.2	1.1
Non-U.S. Corporate Debt	—	23.8	—	23.8	3.0
Repurchase Agreements(a)	—	2.5	—	2.5	0.3
Other(b)	—	7.0	—	7.0	0.8
Mutual Funds(c)	—	112.4	—	112.4	14.0
Commingled Funds and Pooled Separate Accounts(d)	—	316.2	23.8	340.0	42.3
Private Equity/Limited Partnerships(e)	—	30.5	—	30.5	3.8
Derivatives(f)	—	(0.1)	—	(0.1)	—
Total fair value of plan investments	$32.9	$747.0	$23.8	$803.7	99.9%
Receivable (payable)(g)				1.0	0.1
Total plan assets at fair value				$804.7	100.0%
(a) This category includes Treasury Bills with a pre-commitment from the counterparty to repurchase the same securities on the next business day at an agreed-upon price.
(b) This category primarily includes Yankee bonds and non-U.S. government bonds.
(c) At September 30, 2015, investments in mutual funds consisited primarily of common stock of non-U.S. companies. At September 30, 2014, investments in mutual funds consisted primarily of corporate fixed income instruments.
(d) At September 30, 2015, investments in commingled funds and pooled separate accounts consisted primarily of 80% common stock of large-cap U.S. companies; 18% income producing properties located in the United States; and 2% short-term money market investments. At September 30, 2014, investments in commingled funds and pooled separate accounts consisted primarily of 75% common stock of large-cap U.S. companies; 14% income producing properties located in the United States; 9% equity securities of non-U.S. companies; and 2% short-term money market investments.
(e) At September 30, 2015 and 2014, investments in private equity/limited partnership consisted of common stock of international companies.
(f) At September 30, 2015, this category included long-term U.S. Treasury interest rate futures contracts, interest rate put options and credit default swap indexes. At September 30, 2014, this category included long-term U.S. Treasury interest rate futures contracts and interest rate put options.
(g) At September 30, 2015, this payable represents a pending trade for investment purchases. At September 30, 2014, this receivable represents a pending trade for investment sales.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Healthcare and Life Insurance Plan Assets
					% of
($ In millions)	Level 1	Level 2	Level 3	Total	Total
At September 30, 2015
Cash and Cash Equivalents	$—	$—	$—	$—	—%
Mutual Funds(a)	1.9	—	—	1.9	0.4
Fixed Income Securities
U.S Agency Obligations	—	1.8	—	1.8	0.4
U.S. Treasuries	—	27.7	—	27.7	6.3
U.S. Corporate Debt	—	33.5	—	33.5	7.7
Municipalities	—	4.0	—	4.0	0.9
Non-U.S. Corporate Debt	—	4.9	—	4.9	1.1
Others(b)	—	4.3	—	4.3	1.0
Commingled Funds(c)	—	359.7	—	359.7	82.0
Total fair value of plan investments	$1.9	$435.9	$—	$437.8	99.8%
Receivable (payable)				0.7	0.2
Total plan assets at fair value				$438.5	100.0%

At September 30, 2014
Cash and Cash Equivalents	$0.8	$—	$—	$0.8	0.2%
Mutual Funds(a)	—	1.9	—	1.9	0.4
Fixed Income Securities
U.S Agency Obligations	—	2.0	—	2.0	0.5
U.S. Treasuries	—	25.6	—	25.6	5.8
U.S. Corporate Debt	—	34.0	—	34.0	7.7
Municipalities	—	4.8	—	4.8	1.1
Non-U.S. Corporate Debt	—	5.7	—	5.7	1.3
Others(b)	—	5.3	—	5.3	1.2
Commingled Funds(c)	—	359.7	—	359.7	81.8
Total fair value of plan investments	$0.8	$439.0	$—	$439.8	100.0%
Receivable (payable)				(0.2)	—
Total plan assets at fair value				$439.6	100.0%
(a) At September 30, 2015, investments in mutual funds consisted of a short-term money market fund valued at $1.00 per share. At September 30, 2014, investments in mutual funds consisted primarily of 63% short-term obligations consisting of certificates of deposit and time deposits, 23% high-quality commercial paper, 6% repurchase agreements, 4% corporate notes of U.S. and foreign corporations and 4% U.S. governmental and U.S. agency securities.
(b) At September 30, 2015 and 2014, this category consisted primarily of 76% non-U.S. government bonds and 24% Yankee bonds.
(c) At September 30, 2015, investments in commingled funds consisted primarily of 68% common stock of large-cap U.S. companies,16% governmental fixed income securities and 16% corporate bonds. At September 30, 2014, investments in commingled funds consisted primarily of 66% common stock of large-cap U.S. companies, 17% U.S. agency obligations and government sponsored entities and 17% corporate bonds.
Valuation Methods
Equity securities are traded on a securities exchange and are valued at the closing quoted market price as of the balance sheet date.
Mutual funds are valued at the quoted net asset value (NAV) per share, which is computed as of the close of business on the balance sheet date. Mutual funds with a publicly quoted NAV per share are classified as Level 1; mutual funds with a NAV

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

per share that is not made publicly available are classified as Level 2. Real Estate Investment Funds which have redemption restrictions are classified as Level 3.
Commingled funds and pooled separate accounts are valued at the quoted NAV per unit, computed as of the close of business on the balance sheet date.
Private Equity/Limited Partnership funds are valued at the quoted NAV, which is computed monthly and allocated based on ownership interest in partners’ capital.
Fixed income securities are valued using pricing models that consider various observable inputs such as benchmark yields, reported trades, broker quotes and issuer spreads to determine fair value.

The Plans may engage in repurchase transactions. Generally, in accordance with the terms of a repurchase agreement, the Plans take possession of Treasury Bills in exchange for cash and the counterparty is obligated to repurchase, and the Plan to resell, the same securities at an agreed-upon price and time. The repurchase agreements have a one-day maturity and a fair value equal to the Plan’s cash outlay at the time the agreement is executed.
The following table summarizes the changes in the fair value of the Level 3 assets for the fiscal years ended 2015 and 2014:

(In millions)
Years Ended September 30,	2015	2014
Balance, beginning of year	$23.8	$21.1
Actual return on plan assets:
Assets still held at year end	3.9	2.7
Balance, end of year	$27.7	$23.8
Benefit Contribution
During fiscal year 2015, Washington Gas did not contribute to its qualified pension but did contribute $1.8 million to its non-funded DB SERP plan. During fiscal year 2016, Washington Gas does not expect to make a contribution to its qualified pension plan and expects to make a payment of $4.8 million to its non-funded DB SERP. During fiscal year 2015, Washington Gas contributed $16.0 million to its health and life insurance benefit plans. Washington Gas expects to make a contribution of $16.0 million to its health and life insurance benefit plans during fiscal year 2016.
Expected Benefit Payments
Expected benefit payments, including benefits attributable to estimated future employee service, which are expected to be paid over the next ten years are as follows:

Expected Benefit Payments
(In millions)	Pension Benefits	Health and Life Benefits
2016	$49.1	$17.2
2017	50.5	17.6
2018	51.5	17.2
2019	53.2	17.4
2020	54.3	17.4
2021—2025	284.1	86.9

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

MEDICARE SUBSIDY RECEIPTS / EMPLOYER GROUP WAIVER PLAN
Prior to 2013 Washington Gas sponsored a post-65 retiree prescription drug plan that was at least actuarially equivalent to Medicare (Medicare Part D), and as a result was eligible to receive a federal subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Effective January 1, 2013 Washington Gas implemented an Employer Group Waiver Plan with a wraparound supplemental plan (“EGWP/wrap”). Accordingly, the Washington Gas retiree medical plan began receiving direct reimbursements and discounts from Medicare and the large pharmaceutical companies. During the years ended September 30, 2015 and 2014, Washington Gas received $0.8 million and $0.5 million in reimbursements related to the EGWP/wrap, respectively. Effective January 1, 2015, Washington Gas ceased to participate in the EGWP/wrap because participants age 65 and older will be transitioning into the new WGL Retiree HRA Plan, where such participants will receive an annual stipend that could be used to purchase health and prescription drug insurance.
REGULATORY MATTERS
A significant portion of the estimated pension and post-retirement medical and life insurance benefits apply to our regulated activities. Each regulatory commission having jurisdiction over Washington Gas requires it to fund amounts reflected in rates for post-retirement medical and life insurance benefits into irrevocable trusts.

District of Columbia Jurisdiction
The PSC of DC has approved a level of rates sufficient to recover annual costs associated with the qualified pension and other post-retirement benefits. Expenses of the SERP allocable to the District of Columbia are not recovered through rates. The PSC of DC granted the recovery of post-retirement medical and life insurance benefit costs determined in accordance with GAAP through a five-year phase-in plan that ended September 30, 1998. Washington Gas deferred the difference generated during the phase-in period as a regulatory asset. Effective October 1, 1998, the PSC of DC granted Washington Gas full recovery of costs determined under GAAP, plus a fifteen-year amortization of the regulatory asset established during the phase-in period that ended in fiscal year 2014. On May 15, 2013, the PSC of DC issued an order providing for recovery of unrecovered costs for pension and other post-retirement benefits as of November 30, 2012. The order allowed a five-year amortization period.
Maryland Jurisdiction
In Washington Gas’ most recent rate case, the PSC of MD approved 50% of the expenses of the SERP for recovery through rates. The PSC of MD has approved a level of rates sufficient to recover pension and other post-retirement benefit costs as determined under GAAP.
Virginia Jurisdiction
On September 28, 1995, the SCC of VA issued a generic order that allowed Washington Gas to recover most costs determined under GAAP for post-retirement medical and life insurance benefits in rates over twenty years. The SCC of VA, however, set a forty-year recovery period of the transition obligation. As prescribed by GAAP, Washington Gas amortizes these costs over a twenty-year period. With the exception of the transition obligation, the SCC of VA has approved a level of rates sufficient to recover annual costs for all pension and other post-retirement medical and life insurance benefit costs determined under GAAP.
NOTE 11. STOCK-BASED COMPENSATION

STOCK-BASED COMPENSATION FOR KEY EMPLOYEES
We have stock-based awards outstanding in the form of performance shares and performance units. In March 2007, WGL adopted a shareholder-approved Omnibus Incentive Compensation Plan (Omnibus Plan) to replace, on a prospective basis, the 1999 Plan. Stock options, stock appreciation rights, restricted stock, deferred stock and stock as a bonus in lieu of other awards, dividend equivalents, other stock-based awards and cash awards may be granted under the Omnibus Plan. The Omnibus Plan allows WGL to issue up to 1,700,000 shares of common stock, subject to adjustment as provided by the plan, to persons including officers and key employees, designated by the Human Resources Committee of the Board of Directors. Refer to Note 6—Common Stock—WGL for amounts remaining to be issued under these plans.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

During the fiscal year ended September 30, 2015, we granted performance shares and performance units under the Omnibus Plan. We have not issued stock options under either plan since October 2006.
For both performance shares and performance units issued through September 30, 2015, the actual award that may be earned varies based on the total shareholder return of WGL relative to a selected peer group of companies. These performance awards generally vest three years from the date of grant. Performance shares earned are paid in shares of common stock of WGL. Performance units are earned pursuant to terms of the grant, are paid in cash and are valued at $1.00 per performance unit. Performance units and performance shares provide for accelerated vesting upon a change in control of WGL under certain circumstances. We generally issue new shares of common stock to provide for redemption of performance shares; however, we may, from time to time, repurchase shares of our common stock on the open market in order to meet these requirements. Performance shares are accounted for as equity awards, and performance units are accounted for as liability awards as they are settled in cash.

For the fiscal years ended September 30, 2015, 2014 and 2013, we recognized stock-based compensation expense of $15.5 million, $3.4 million and $6.5 million, net of related income tax benefits of $6.2 million, $1.3 million and $2.6 million, respectively.
As of September 30, 2015, total unrecognized compensation expense related to stock-based awards granted was $11.4 million. Performance shares and performance units comprised $4.4 million and $7.0 million of total unrecognized compensation expense, respectively. The total unrecognized compensation expense is expected to be recognized over a weighted average cost period of 1.7 years for performance shares and performance units.
Performance Shares
The following table summarizes information regarding performance share activity during the fiscal year ended September 30, 2015.

Performance Share Activity
	Year Ended September 30, 2015
	Number of Shares(a)	Weighted Average Grant- Date Fair Value
Non-vested and outstanding, beginning of year	301,378	$40.57
Granted	113,626	44.44
Vested	—	—
Cancelled/forfeited	(110,915)	39.71
Non-vested and outstanding, end of year	304,089	$44.49
(a)The number of common shares issued related to performance shares may range from zero to 200 percent of the number of shares shown in the table above based on our achievement of performance goals for total shareholder return relative to a selected peer group of companies.
The total fair value of the performance shares outstanding at September 30, 2015 for the shares expected to vest in the future was $12.9 million. There were no performance shares vested during the years ended September 30, 2015 and 2013. The total intrinsic value of performance shares vested during the year ended September 30, 2014 was $2.2 million.
We measure compensation expense related to performance shares based on the fair value of these awards at their date of grant. Compensation expense for performance shares is recognized for awards that ultimately vest and is not adjusted based on the actual achievement of performance goals. We estimated the fair value of performance shares on the date of grant using a Monte Carlo simulation model and the following assumptions:

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Fair Value Assumptions
Years Ended September 30,	2015	2014	2013
Expected stock-price volatility	18.30%	19.10%	19.40%
Dividend yield	4.18%	3.93%	3.98%
Weighted average grant-date fair value	$44.44	$42.88	$39.73
Expected stock-price volatility is based on the daily historical volatility of our common shares for the past three fiscal years. The dividend yield represents our annualized dividend yield on the closing market price of our common stock at the date of the grant.
Performance Units
Our performance units are liability awards as they settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each period until their vesting date. Consequently, fluctuations in earnings may result that do not occur under the accounting requirements for our performance shares.

The following table summarizes information regarding performance unit activity during the fiscal year ended September 30, 2015.

Performance Unit Activity
Year Ended September 30, 2015
Number of Units
Non-vested and outstanding, beginning of year	12,268,921
Granted	4,785,921
Vested	—
Cancelled/forfeited	(4,369,209)
Non-vested and outstanding, end of year	12,685,633
The total fair value of performance units outstanding at September 30, 2015 for the units expected to vest in the future was $20.3 million. As of September 30, 2015, 2014 and 2013, we recorded a current and deferred liability of $13.3 million, $2.4 million and $4.9 million, respectively, related to our performance units. The current liability was recorded in "Accounts payable and other accrued liabilities—other" in the amounts of $6.4 million and $2.0 million at September 30, 2015 and 2013, respectively. There was no current liability recorded in "Accounts payable and other accrued liabilities—other" at September 30, 2014. The deferred liability was recorded in “Deferred Credits—other” in the amounts of $6.9 million, $2.4 million, and $2.9 million at September 30, 2015, 2014 and 2013, respectively. During the fiscal years ended September 30, 2015 and 2013, we did not make any cash payments to settle performance unit awards. During the fiscal year ended September 30, 2014, we paid $2.0 million in cash to settle performance unit awards.
We estimated the fair value of performance units using a Monte Carlo simulation model. The following table provides the year-end assumptions used to value our performance units:

Fair Value Assumptions
	September 30, 2015
	10/1/2014 Grant	10/1/2013 Grant
Expected stock-price volatility	20.20%	20.80%
Expected stock-price volatility is based on the daily historical volatility of our common shares for a period equal to the remaining term of the performance units.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Stock Options

All remaining 5,318 stock options were exercised during fiscal year 2015; therefore, no remaining stock options were outstanding at September 30, 2015. We received $0.2 million and $0.7 million from the exercise of stock options during the years ended September 30, 2015 and 2014. There were no stock options exercised during the year ended September 30, 2013 and no related tax benefits realized. The related tax benefits realized for the fiscal years ended September 30, 2015 and 2014 were minimal and $0.1 million, respectively.
STOCK GRANTS TO DIRECTORS
Non-employee directors receive a portion of their annual retainer fee in the form of common stock through the Directors’ Stock Compensation Plan. Up to 270,000 shares of common stock may be awarded under the plan. Shares granted to directors were approximately 15,100, 17,000 and 16,600 for the fiscal years ended September 30, 2015, 2014 and 2013, respectively. For those years, the weighted average fair value of the stock on the grant dates was $54.05, $40.06, and $40.46, respectively. Shares awarded to the participants; (i) vest immediately and cannot be forfeited; (ii) may be sold or transferred and (iii) have voting and dividend rights. For the year ended September 30, 2015, WGL recognized stock-based compensation expense related to stock grants of $0.8 million, net of related income tax benefits of $0.3 million. For each of the years ended September 30, 2014 and 2013, WGL recognized stock-based compensation expense related to stock grants of $0.7 million, net of related income tax benefits of $0.3 million.
NOTE 12. ENVIRONMENTAL MATTERS

We are subject to federal, state and local laws and regulations related to environmental matters. These laws and regulations may require expenditures over a long time frame to control environmental effects. Almost all of the environmental liabilities we have recorded are for costs expected to be incurred to remediate sites where we or a predecessor affiliate operated MGPs. Estimates of liabilities for environmental response costs are difficult to determine with precision because of the various factors that can affect their ultimate level. These factors include, but are not limited to, the following:

•	the complexity of the site;

•	changes in environmental laws and regulations at the federal, state and local levels;

•	the number of regulatory agencies or other parties involved;

•	new technology that renders previous technology obsolete or experience with existing technology that proves ineffective;

•	the level of remediation required; and

•	variations between the estimated and actual period of time that must be dedicated to respond to an environmentally-contaminated site.
Washington Gas has identified up to ten sites where it or its predecessors may have operated MGPs. Washington Gas last used any such plant in 1984. In connection with these operations, we are aware that coal tar and certain other by-products of the gas manufacturing process are present at or near some former sites, and may be present at others. Based on the information available to us, we have concluded that none of the sites are likely to present an unacceptable risk to human health or the environment, and either the appropriate remediation is being undertaken or Washington Gas believes no remediation is necessary.
At September 30, 2015 and 2014, Washington Gas reported a liability of $6.6 million and $8.5 million, respectively, on an undiscounted basis related to future environmental response costs, which included the estimated costs for four MGP sites. These estimates principally include the minimum liabilities associated with a range of environmental response costs expected to be incurred at the sites identified. At September 30, 2015 and 2014, Washington Gas estimated the maximum liability

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

associated with all of its sites to be approximately $17.2 million and $19.3 million, respectively. The estimates were determined by Washington Gas’ environmental experts, based on experience in remediating MGP sites and advice from legal counsel and environmental consultants. The variation between the recorded and estimated maximum liability primarily results from differences in the number of years that will be required to perform environmental response processes at each site and the extent of remediation that may be required.
Regulatory orders issued by the PSC of MD allow Washington Gas to recover the costs associated with the sites applicable to Maryland over the period ending in 2025. Rate orders issued by the PSC of DC allow Washington Gas a three-year recovery of prudently incurred environmental response costs, and allow Washington Gas to defer additional costs incurred between rate cases. Regulatory orders from the SCC of VA have generally allowed the recovery of prudent environmental remediation costs to the extent they were included in the underlying financial data supporting an application for rate change.
At September 30, 2015 and 2014, Washington Gas reported a regulatory asset of $1.8 million and $0.6 million, respectively, for the portion of environmental response costs that are expected to be recoverable in future rates.
We do not expect that the ultimate impact of these matters will have a material effect on our financial position, cash flows, capital expenditures, earnings or competitive position.
NOTE 13. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
Minimum future rental payments under operating leases over the next five years and thereafter are as follows:

Minimum Payments Under Operating Leases
(In millions)
2016	$6.4
2017	5.8
2018	5.9
2019	2.7
2020	2.8
Thereafter	23.1
Total	$46.7
Rent expense totaled $6.0 million, $5.5 million and $5.6 million in fiscal years ended September 30, 2015, 2014 and 2013, respectively.
REGULATED UTILITY OPERATIONS
Natural Gas Contracts—Minimum Commitments
At September 30, 2015, Washington Gas had service agreements with four pipeline companies that provide direct service for firm transportation and/or storage services. These agreements, which have expiration dates ranging from fiscal years 2016 to 2034, require Washington Gas to pay fixed charges each month. Additionally, Washington Gas had agreements for other pipeline and peaking services with expiration dates ranging from 2016 to 2028. These agreements were entered into based on current estimates of growth of the Washington Gas system, together with other factors, such as current expectations of the timing and extent of unbundling initiatives in the Washington Gas service territory.
The following table summarizes the minimum contractual payments that Washington Gas will make under its pipeline transportation, storage and peaking contracts, as well as minimum contractual payments to purchase natural gas at prices based on market conditions during the next five fiscal years and thereafter.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Washington Gas Contract Minimums
(In millions)	Pipeline Contracts(a)	Gas Purchase Commitments(b)
2016	$208.8	$340.6
2017	200.8	413.8
2018	199.1	403.4
2019	211.1	396.6
2020	199.7	413.6
Thereafter	1,191.7	4,819.0
Total	$2,211.2	$6,787.0
(a) Represents minimum payments for natural gas transportation, storage and peaking contracts that have expiration dates through fiscal year 2034.
(b) Includes known and reasonably likely commitments to purchase natural gas. Cost estimates are based on forward market prices at September 30, 2015.

When a customer selects a third party marketer to provide supply, Washington Gas generally assigns pipeline and storage capacity to unregulated third party marketers to deliver gas to Washington Gas’ city gate. In order to provide the gas commodity to customers who do not select an unregulated third party marketer, Washington Gas has a commodity acquisition plan to acquire the natural gas supply to serve the customers.

To the extent these commitments are to serve its customers, Washington Gas has rate provisions in each of its jurisdictions that would allow it to continue to recover these commitments in rates. Washington Gas also actively manages its supply portfolio to ensure its sales and supply obligations remain balanced. This reduces the likelihood that the contracted supply commitments would exceed supply obligations. However, to the extent Washington Gas were to determine that changes in regulation would cause it to discontinue recovery of these costs in rates, Washington Gas would be required to charge these costs to expense without any corresponding revenue recovery. If this occurred, depending upon the timing of the occurrence, the related impact on our financial position, results of operations and cash flows would likely be significant.
Regulatory Contingencies
Certain legal and administrative proceedings incidental to our business, including regulatory contingencies, involve WGL and/or its subsidiaries. In our opinion, we have recorded an adequate provision for probable losses or refunds to customers for regulatory contingencies related to these proceedings.

NON-UTILITY OPERATIONS
WGEServices enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to effectively lock in a margin on estimated sales over the terms of existing sales contracts. WGL Midstream enters into contracts to acquire, invest in, manage and optimize natural gas storage and transportation assets. Gas purchase commitments increased during fiscal year 2015 due to purchase commitments related to investment pipeline infrastructure and long-term sales agreements.
The following table summarizes the minimum commitments and contractual obligations of WGL Energy Services and WGL Midstream for the next five fiscal years and thereafter.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Contract Minimums
	WGL Energy Services			WGL Midstream
(In millions)	Gas Purchase Commitments(a)	Pipeline Contracts(b)	Electric Purchase Commitments(c)	Gas Purchase Commitments(d)	Pipeline Contracts(b)	Total
2016	$156.4	$3.2	$477.4	$252.9	$20.4	$910.3
2017	67.8	2.0	215.8	348.6	18.4	652.6
2018	9.7	1.4	56.3	1,082.6	15.9	1,165.9
2019	0.5	0.8	6.2	1,650.9	60.9	1,719.3
2020	—	0.5	1.1	1,866.4	65.0	1,933.0
Thereafter	—	1.2	—	32,117.1	1,031.7	33,150.0
Total	$234.4	$9.1	$756.8	$37,318.5	$1,212.3	$39,531.1
(a) Represents fixed price commitments with city gate equivalent deliveries.
(b) Represents minimum payments for natural gas transportation and storage contracts that have expiration dates through fiscal year 2044.
(c) Represents electric purchase commitments that are based on existing fixed price and fixed volume contracts. Includes $15.7 million of commitments related to renewable energy credits.
(d) Includes known and reasonably likely commitments to purchase natural gas. Cost estimates are based on forward market prices as of September 30, 2015. Certain of our gas purchase agreements have optionality, which may cause increases in these commitments.

Financial Guarantees
WGL has guaranteed payments primarily for certain commitments on behalf of Washington Gas, WGL Energy Services, WGL Energy Systems and WGL Midstream. At September 30, 2015, these guarantees totaled $30.7 million, $230.1 million, $8.5 million and $318.3 million for Washington Gas, WGL Energy Services, WGL Energy Systems and WGL Midstream, respectively. At September 30, 2015, WGL also had guarantees on behalf of other subsidiaries totaling $2.0 million. The amount of such guarantees is periodically adjusted to reflect changes in the level of WGL's financial exposure related to these commitments. For all of our financial guarantees, WGL may cancel any or all future obligations upon written notice to the counterparty, but WGL would continue to be responsible for the obligations created under the guarantees prior to the effective date of the cancellation. WGL has also guaranteed payments for certain of our external partners. At September 30, 2015, these guarantees totaled $8.1 million and the fair value of these guarantees was insignificant.
NOTE 14. DERIVATIVE AND WEATHER-RELATED INSTRUMENTS

DERIVATIVE INSTRUMENTS
Regulated Utility Operations
Washington Gas enters into contracts that qualify as derivative instruments and are accounted for under ASC Topic 815. These derivative instruments are recorded at fair value on our balance sheet and Washington Gas does not designate any derivatives as hedges under ASC Topic 815. Washington Gas’ derivative instruments relate to: (i) Washington Gas’ asset optimization program; (ii) managing price risk associated with the purchase of gas to serve utility customers and (iii) managing interest rate risk.
Asset Optimization. Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources during periods when these resources are not being used to physically serve utility customers. Specifically, Washington Gas utilizes its transportation capacity assets to benefit from favorable natural gas prices between different geographic locations and utilizes its storage capacity assets to benefit from favorable natural gas prices between different time periods. As part of this asset optimization program, Washington Gas enters into physical and financial derivative transactions in the form of forward, futures and option contracts with the primary objective of locking in operating margins that Washington Gas will ultimately realize. The derivatives used under this program are subject to mark-to-market accounting treatment while the capacity and transportation resources are not.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Regulatory sharing mechanisms allow the profit from these transactions to be shared between Washington Gas' shareholders and customers; therefore, any changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that gains and losses associated with these derivative instruments will be included in the rates charged to customers when they are realized. Valuation changes for the portion of net profits to be retained for shareholders may cause significant period-to-period volatility in earnings from unrealized gains and losses. This volatility does not change the locked-in operating margins that Washington Gas expects to ultimately realize from these transactions through the use of its storage and transportation capacity resources.
All physically and financially settled contracts under our asset optimization program are reported on a net basis in the statements of income in “Utility cost of gas.” Total net margins recorded to “Utility cost of gas” after sharing and management fees associated with all asset optimization transactions for the fiscal year ended September 30, 2015 was a net gain of $27.9 million including an unrealized loss of $6.3 million. During the fiscal year ended September 30, 2014 we recorded a net loss of $35.4 million including an unrealized loss of $66.2 million. During the fiscal year ended September 30, 2013 we recorded a net loss of $33.2 million including an unrealized loss of $45.4 million.
Managing Price Risk. To manage price risk associated with acquiring natural gas supply for utility customers, Washington Gas enters into forward contracts, option contracts, financial contracts and other contracts, as authorized by its regulators. These instruments are accounted for as derivative instruments. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities.
Managing Interest-Rate Risk. Washington Gas utilizes derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of debt securities. Any gains and losses associated with these types of derivatives are recorded as regulatory liabilities or assets, respectively, and amortized in accordance with regulatory requirements, typically over the life of the newly issued debt.
Non-Utility Operations
Asset Optimization. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. WGL Midstream does not designate these derivatives as hedges under ASC Topic 815; therefore, changes in the fair value of these derivative instruments are reflected in the earnings of our non-utility operations and may cause significant period-to-period volatility in earnings. The storage and transportation capacities utilized by WGL Midstream are not considered to be derivative instruments, and thus they are not recorded at fair value on our consolidated balance sheets.
Managing Price Risk. WGL Energy Services enters into certain derivative contracts as part of managing the price risk associated with the sale and purchase of natural gas and electricity. WGL Energy Services designates a portion of these physical contracts related to the purchase of natural gas and electricity to serve our customers as "normal purchases and normal sales" and therefore, they are not subject to the fair value accounting requirements of ASC Topic 815. Derivative instruments not designated as "normal purchases and normal sales" are recorded at fair value on our consolidated balance sheets, and changes in the fair value of these derivative instruments are reflected in the earnings of our non-utility operations, which may cause significant period-to-period volatility in earnings. WGL Energy Services does not designate derivatives as hedges under ASC Topic 815.
Managing Interest-Rate Risk. WGL utilizes derivative instruments that are designed to minimize the risk of interest-rate volatility associated with future debt issuances. WGL elected cash flow hedge accounting for its interest rate derivative instruments, which settled with the issuance of the related debt issuance in the first quarter of 2015. The effective portion of the gains and losses on the hedge were recorded within other comprehensive income and are being amortized over the life of the debt (through 2044). The amortization is minimal for fiscal 2015.

In August 2015, WGL entered into two forward starting interest rate swap agreements, with a total notional amount of $125.0 million, and designated them as cash flow hedges in accordance with ASC 815. These derivatives hedge the variability in future interest payments due to changes in interest rates prior to WGL's expected issuance of 30-year debt in January 2018. The effective portion of changes in the fair value of qualified derivatives designated as cash flow hedges is recorded in accumulated other comprehensive income (loss) and subsequently reclassified into earnings in the period that the hedged forecasted transactions affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings with interest expense.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Consolidated Operations
Reflected in the tables below is information for WGL as well as Washington Gas. The information for WGL includes derivative instruments for both utility and non-utility operations.

At September 30, 2015 and 2014, respectively, the absolute notional amounts of our derivatives are as follows:

Absolute Notional Amounts
of Open Positions on Derivative Instruments
Derivative transactions	WGL Holdings	Washington Gas
September 30, 2015	Notional Amounts
Natural Gas (In millions of therms)
Asset Optimization	20,829.2	13,316.7
Retail sales	52.2	—
Other risk-management activities	1,811.7	1,381.8
Electricity (In millions of kWhs)
Retail sales	4,292.7	—
Other risk-management activities	19,965.7	—
Interest Rate Swaps (In millions of dollars)	$125.0	$—
September 30, 2014
Natural Gas (In millions of therms)
Asset Optimization	20,593.3	13,740.9
Retail sales	44.7	—
Other risk-management activities	1,641.3	1,398.2
Electricity (In millions of kWhs)
Retail sales	3,831.4	—
Other risk-management activities	16,734.1	—
Warrants (In millions of shares)	4.6	—
Interest Rate Swaps (In millions of dollars)	$150.0	$—

The following tables present the balance sheet classification for all derivative instruments as of September 30, 2015 and 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc. Balance Sheet Classification of Derivative Instruments
(In millions)	Derivative Instruments Not Designated as Hedging Instruments		Derivative Instruments Designated as Hedging Instruments
As of September 30, 2015	Gross Derivative Assets	Gross Derivative Liabilities	Gross Derivative Assets	Gross Derivative Liabilities	Netting of Collateral	Total(a)
Current Assets—Derivatives	$29.7	$(6.8)	$—	$—	$—	$22.9
Deferred Charges and Other Assets—Derivatives	32.3	(0.2)	—	—	—	32.1
Current Liabilities—Derivatives	9.8	(76.2)	—	—	2.9	(63.5)
Deferred Credits—Derivatives	2.7	(328.9)	—	(3.4)	7.3	(322.3)
Total	$74.5	$(412.1)	$—	$(3.4)	$10.2	$(330.8)
As of September 30, 2014
Current Assets—Derivatives	$20.8	$(2.5)	$—	$—	$—	$18.3
Deferred Charges and Other Assets—Derivatives	18.7	—	—	—	—	18.7
Current Liabilities—Derivatives	15.4	(70.3)	—	(1.7)	8.0	(48.6)
Deferred Credits—Derivatives	17.7	(316.4)	—	—	4.0	(294.7)
Total	$72.6	$(389.2)	$—	$(1.7)	$12.0	$(306.3)

Washington Gas Light Company Balance Sheet Classification of Derivative Instruments(b)
(In millions)
As of September 30, 2015	Gross Derivative Assets	Gross Derivative Liabilities	Netting of Collateral	Total(a)
Current Assets—Derivatives	$5.2	$(0.6)	$—	$4.6
Deferred Charges and Other Assets—Derivatives	13.3	(0.1)	—	13.2
Current Liabilities—Derivatives	1.9	(35.8)	—	(33.9)
Deferred Credits—Derivatives	—	(269.7)	—	(269.7)
Total	$20.4	$(306.2)	$—	$(285.8)
As of September 30, 2014
Current Assets—Derivatives	$3.9	$—	$—	$3.9
Deferred Charges and Other Assets—Derivatives	9.5	—	—	9.5
Current Liabilities—Derivatives	8.6	(43.2)	0.7	(33.9)
Deferred Credits—Derivatives	4.2	(265.2)	0.2	(260.8)
Total	$26.2	$(308.4)	$0.9	$(281.3)
(a) WGL has elected to offset the fair value of recognized derivative instruments against the right to reclaim or the obligation to return collateral for derivative instruments executed under the same master netting arrangement in accordance with ASC 815. All recognized derivative contracts and associated financial collateral subject to a master netting arrangement or similar that is eligible for offset under ASC 815 have been presented net in the balance sheet.
(b) Washington Gas did not have any derivative instruments outstanding that were designated as hedging instruments at September 30, 2015 or 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

The following tables present all gains and losses associated with derivative instruments for the years ended September 30, 2015, 2014 and 2013.

Gains and Losses on Derivative Instruments
(In millions)	WGL Holdings, Inc.			Washington Gas
Fiscal Year Ended September 30,	2015	2014	2013	2015	2014	2013
Recorded to income
Operating revenues—non-utility	$71.3	$(47.9)	$(9.9)	$—	$—	$—
Utility cost of gas	(14.5)	(87.3)	(45.9)	(14.5)	(87.3)	(45.9)
Non-utility cost of energy-related sales	(43.7)	36.2	(2.4)	—	—	—
Other income-net	—	(1.1)	0.2	—	—	—
Interest expense(a)	(0.6)	(0.2)	—	—	—	—
Recorded to regulatory assets
Gas costs	(18.4)	(143.3)	(115.1)	(18.4)	(143.3)	(115.1)
Other	—	0.2	—	—	0.2	—
Recorded to other comprehensive income(b)	(11.3)	(1.5)	—	—	—	—
Total	$(17.2)	$(244.9)	$(173.1)	$(32.9)	$(230.4)	$(161.0)
(a) Fiscal year 2015 represents $(0.4) million of net ineffectiveness for our cash flow hedges and $(0.2) million of amortization of amounts previously recorded to Accumulated Other Comprehensive Income. Fiscal year 2014 amounts represent hedge ineffectiveness.
(b) Fiscal year 2015 represents the effective portion of our cash flow hedges of $(11.5) million less $(0.2) million of amortization that was reclassified to interest expense. Fiscal year 2014 amounts represent hedge effectiveness.
Collateral
WGL utilizes standardized master netting agreements, which facilitate the netting of cash flows into a single net exposure for a given counterparty. As part of these master netting agreements, cash, letters of credit and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivatives and non-derivative positions. Under WGL’s offsetting policy, collateral balances are offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet. At September 30, 2015, Washington Gas, WGL Energy Services and WGL Midstream posted $3.5 million, $12.4 million and $3.5 million, respectively, of collateral deposits with counterparties that were not offset against open and settled derivative contracts. At September 30, 2014, Washington Gas, WGL Energy Services and WGL Midstream posted $8.2 million, $5.7 million and $11.4 million, respectively, of collateral deposits with counterparties that were not offset against open and settled derivative contracts. At September 30, 2015, Washington Gas and WGL Midstream held $3.8 million and $0.4 million, respectively of cash collateral representing an obligation to counterparties that was not offset against open and settled derivative contracts. At September 30, 2014, Washington Gas held $2.5 million of cash collateral representing an obligation to counterparties that was not offset against open and settled derivative contracts. Any collateral posted that is not offset against open and settled derivative contracts is included in “Other prepayments” in the accompanying balance sheets. Collateral received and not offset against open and settled derivative contracts is included in “Customer deposits and advance payments” in the accompanying balance sheets.
Certain derivative instruments of Washington Gas, WGL Energy Services and WGL Midstream contain contract provisions that require collateral to be posted if the credit rating of Washington Gas or WGL falls below certain levels or if counterparty exposure to WGL Energy Services or WGL Midstream exceeds a certain level. Due to counterparty exposure levels, at September 30, 2015, WGL Energy Services posted $10.3 million of collateral related to its derivative liabilities that contained credit-related contingent features. At September 30, 2014, WGL Energy Services posted $5.3 million of collateral related to these aforementioned derivative liabilities. Washington Gas and WGL Midstream were not required to post any collateral related to their respective derivative liabilities that contained credit-related contingent features at September 30, 2015 or 2014. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if the most intrusive credit-risk-related contingent features underlying these agreements were triggered on September 30, 2015 and 2014, respectively.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Potential Collateral Requirements for Derivative Liabilities with Credit-Risk-Contingent Features
(In millions)	WGL Holdings, Inc.	Washington Gas
September 30, 2015
Derivative liabilities with credit-risk-contingent features	$61.7	$18.9
Maximum potential collateral requirements	54.6	18.8
September 30, 2014
Derivative liabilities with credit-risk-contingent features	$28.8	$20.6
Maximum potential collateral requirements	16.5	16.1
Washington Gas, WGL Energy Services and WGL Midstream do not enter into derivative contracts for speculative purposes.
Concentration of Credit Risk
We are exposed to credit risk from derivative instruments with wholesale counterparties, which is represented by the fair value of these instruments at the reporting date. We actively monitor and work to minimize counterparty concentration risk through various practices. At September 30, 2015, one counterparty represented over 10% of Washington Gas’ credit exposure to wholesale derivative counterparties for a total credit risk of $17.5 million; one counterparty represented over 10% of WGL Energy Services’ credit exposure to wholesale derivative counterparties for a total credit risk of $0.7 million; and two counterparties each represented over 10% of WGL Midstream’s credit exposure to wholesale counterparties for a total credit risk of $17.4 million.
WEATHER-RELATED INSTRUMENTS
Washington Gas did not use any weather-related instruments during the years ended September 30, 2015 and 2014. During the fiscal year ended September 30, 2013, Washington Gas used HDD weather–related instruments to manage its financial exposure to variations from normal weather in the District of Columbia. Under these contracts, Washington Gas purchased protection against net revenue shortfalls due to warmer-than-normal weather and sold to its counterparty the right to receive the benefit when weather is colder than normal. Washington Gas elected to value all weather-related instruments at fair value.
Gains and losses associated with Washington Gas’ weather-related instruments are recorded to “Operation and maintenance” expense. During the year ended September 30, 2013, Washington Gas recorded a pre-tax net gain of $0.8 million related to weather derivatives.
WGL Energy Services utilizes weather-related instruments for managing the financial effects of weather risks. These instruments cover a portion of WGL Energy Services’ estimated revenue or energy-related cost exposure to variations in heating or cooling degree days. These contracts provide for payment to WGL Energy Services of a fixed-dollar amount for every degree day over or under specific levels during the calculation period depending upon the type of contract executed. During the years ended September 30, 2015, 2014 and 2013, WGL Energy Services recorded pre-tax gains of $0.6 million and $3.4 million and a pre-tax loss of $0.8 million, respectively, related to these instruments.
NOTE 15. FAIR VALUE MEASUREMENTS

Recurring Basis
We measure the fair value of our financial assets and liabilities using a combination of the income and market approach in accordance with ASC Topic 820. These financial assets and liabilities primarily consist of derivatives recorded on our balance sheet under ASC Topic 815 and short-term investments, commercial paper and long-term debt outstanding required to be disclosed at fair value. Under ASC Topic 820, fair value is defined as the exit price, representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To value our financial instruments, we use market data or assumptions that market participants would use, including assumptions about credit risk (both our own credit risk and the counterparty’s credit risk) and the risks inherent in the inputs to valuation.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

We enter into derivative contracts in the futures and over-the-counter (OTC) wholesale and retail markets. These markets are the principal markets for the respective wholesale and retail contracts. Our relevant market participants are our existing counterparties and others who have participated in energy transactions at our delivery points. These participants have access to the same market data as WGL. We value our derivative contracts based on an “in-exchange” premise, and valuations are generally based on pricing service data or indicative broker quotes depending on the market location. We measure the net credit exposure at the counterparty level where the right to set-off exists. The net exposure is determined using the mark-to-market exposure adjusted for collateral, letters of credit and parent guarantees. We use published default rates from Standard & Poor’s Ratings Services and Moody’s Investors Service as inputs for determining credit adjustments.
ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC Topic 820 are described below:
Level 1.  Level 1 of the fair value hierarchy consists of assets or liabilities that are valued using observable inputs based upon unadjusted quoted prices in active markets for identical assets or liabilities at the reporting date. WGL did not have any Level 1 derivatives at September 30, 2015 and 2014.
Level 2.  Level 2 of the fair value hierarchy consists of assets or liabilities that are valued using directly or indirectly observable inputs either corroborated with market data or based on exchange traded market data. Level 2 includes fair values based on industry-standard valuation techniques that consider various assumptions: (i) quoted forward prices, including the use of mid-market pricing within a bid/ask spread; (ii) discount rates; (iii) implied volatility and (iv) other economic factors. Substantially all of these assumptions are observable throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the relevant market. At September 30, 2015 and 2014, Level 2 financial assets and liabilities included energy-related derivatives such as financial contracts, options and physical forward contracts for deliveries at active market locations, as well as our interest rate hedges.
Level 3.  Level 3 of the fair value hierarchy consists of assets or liabilities that are valued using significant unobservable inputs at the reporting date. These unobservable assumptions reflect our assumptions about estimates that market participants would use in pricing the asset or liability, including natural gas basis prices, annualized volatilities of natural gas prices, and electricity congestion prices. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement. These inputs may be used with industry standard valuation methodologies that result in our best estimate of fair value for the assets or liabilities at the reporting date.
Our Risk Analysis and Mitigation (RA&M) Group determines the valuation policies and procedures. The RA&M Group reports to WGL’s Chief Financial Officer. In accordance with WGL’s valuation policy, we may utilize a variety of valuation methodologies to determine the fair value of Level 3 derivative contracts, including internally developed valuation inputs and pricing models. The prices used in our valuations are corroborated using multiple pricing sources, and we periodically conduct assessments to determine whether each valuation model is appropriate for its intended purpose. The RA&M Group also evaluates changes in fair value measurements on a daily basis.
At September 30, 2015 and 2014, Level 3 derivative assets and liabilities included: (i) physical contracts valued at illiquid market locations with no observable market data; (ii) long-dated positions where observable pricing is not available over the life of the contract; (iii) contracts valued using historical spot price volatility assumptions and (iv) valuations using indicative broker quotes for inactive market locations.

The following tables set forth financial instruments recorded at fair value as of September 30, 2015 and 2014, respectively. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc. Fair Value Measurements Under the Fair Value Hierarchy
(In millions)	Level 1	Level 2	Level 3	Total
At September 30, 2015
Assets
Natural gas related derivatives	$—	$22.7	$28.5	$51.2
Electricity related derivatives	—	2.0	21.3	23.3
Total Assets	$—	$24.7	$49.8	$74.5
Liabilities
Natural gas related derivatives	$—	$(33.9)	$(338.2)	$(372.1)
Electricity related derivatives	—	(2.7)	(37.3)	(40.0)
Interest rate derivatives	—	(3.4)	—	(3.4)
Total Liabilities	$—	$(40.0)	$(375.5)	$(415.5)
At September 30, 2014
Assets
Natural gas related derivatives	$—	$22.7	$33.7	$56.4
Electricity related derivatives	—	0.3	15.9	16.2
Total Assets	$—	$23.0	$49.6	$72.6
Liabilities
Natural gas related derivatives	$—	$(39.8)	$(328.4)	$(368.2)
Electricity related derivatives	—	(0.1)	(20.9)	(21.0)
Interest rate derivatives	—	(1.7)	—	(1.7)
Total Liabilities	$—	$(41.6)	$(349.3)	$(390.9)

Washington Gas Light Company Fair Value Measurements Under the Fair Value Hierarchy
(In millions)	Level 1	Level 2	Level 3	Total
At September 30, 2015
Assets
Natural gas related derivatives	$—	$6.9	$13.5	$20.4
Total Assets	$—	$6.9	$13.5	$20.4
Liabilities
Natural gas related derivatives	$—	$(11.6)	$(294.6)	$(306.2)
Total Liabilities	$—	$(11.6)	$(294.6)	$(306.2)
At September 30, 2014
Assets
Natural gas related derivatives	$—	$13.5	$12.7	$26.2
Total Assets	$—	$13.5	$12.7	$26.2
Liabilities
Natural gas related derivatives	$—	$(25.1)	$(283.3)	$(308.4)
Total Liabilities	$—	$(25.1)	$(283.3)	$(308.4)
The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of our Level 3 financial instruments and the respective fair values of the net derivative asset and liability positions, by contract type, as of September 30, 2015 and 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Quantitative Information about Level 3 Fair Value Measurements
(In millions)	Net Fair Value September 30, 2015	Valuation Techniques	Unobservable Inputs	Range

WGL Holdings, Inc.
Natural gas related derivatives	$(309.7)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($1.441) - $3.580
		Option Model	Natural Gas Basis Price (per dekatherm)	($1.283) - $2.950
			Annualized Volatility of Spot Market Natural Gas	22.5% - 867.0%
Electricity related derivatives	$(16.0)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	($5.75) - $73.35

Washington Gas Light Company
Natural gas related derivatives	$(281.1)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($1.441) - $3.500

	Net Fair Value September 30, 2014

WGL Holdings, Inc.
Natural gas related derivatives	$(294.7)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($2.101) - $6.154
		Option Model	Natural Gas Basis Price (per dekatherm)	($1.675) - $6.154
			Annualized Volatility of Spot Market Natural Gas	30.9% - 589.6%
Electricity related derivatives	$(5.0)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	($2.85) - $90.95

Washington Gas Light Company
Natural gas related derivatives	$(270.6)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($2.101) - $6.154
The following tables are a summary of the changes in the fair value of our derivative instruments that are measured at net fair value on a recurring basis in accordance with ASC Topic 820 using significant Level 3 inputs during the years ended September 30, 2015 and 2014, respectively.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc. Reconciliation of Fair Value Measurements Using Significant Level 3 Inputs
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Warrants	Total
Fiscal Year Ended September 30, 2015
Balance at October 1, 2014	$(294.7)	$(5.0)	$—	$(299.7)
Realized and unrealized gains (losses)
Recorded to income	(30.7)	(32.3)	—	(63.0)
Recorded to regulatory assets—gas costs	(30.9)	—	—	(30.9)
Transfers into Level 3	5.4	—	—	5.4
Transfers out of Level 3	3.6	—	—	3.6
Purchases	—	10.5	—	10.5
Settlements	37.6	10.8	—	48.4
Balance at September 30, 2015	$(309.7)	$(16.0)	$—	$(325.7)
Fiscal Year Ended September 30, 2014
Balance at October 1, 2013	$(155.2)	$2.4	$1.1	$(151.7)
Realized and unrealized gains (losses)
Recorded to income	(72.6)	(5.7)	(1.1)	(79.4)
Recorded to regulatory assets—gas costs	(113.6)	—	—	(113.6)
Transfers out of Level 3	1.7	—	—	1.7
Purchases	—	5.2	—	5.2
Settlements	45.0	(6.9)	—	38.1
Balance at September 30, 2014	$(294.7)	$(5.0)	$—	$(299.7)

Washington Gas Light Company Reconciliation of Fair Value Measurements Using Significant Level 3 Inputs
(In millions)	Natural Gas Related Derivatives
Fiscal Year Ended September 30, 2015
Balance at October 1, 2014	$(270.6)
Realized and unrealized gains (losses)
Recorded to income	(25.0)
Recorded to regulatory assets—gas costs	(30.9)
Transfers into Level 3	5.4
Transfers out of Level 3	2.5
Settlements	37.5
Balance at September 30, 2015	$(281.1)
Fiscal Year Ended September 30, 2014
Balance at October 1, 2013	$(133.6)
Realized and unrealized gains (losses)
Recorded to income	(69.4)
Recorded to regulatory assets—gas costs	(113.6)
Transfers out of Level 3	1.7
Settlements	44.3
Balance at September 30, 2014	$(270.6)

Transfers between different levels of the fair value hierarchy may occur based on the level of observable inputs used to value the instruments from period to period. It is our policy to show both transfers into and out of the different levels of the fair value hierarchy at the fair value as of the beginning of the reporting period. Transfers out of Level 3 during the fiscal year ended September 30, 2015 and 2014 were due to an increase in valuations using observable market inputs. Transfers into Level 3 during the fiscal year ended September 30, 2015 were due to an increase in unobservable market inputs used in valuations.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

The table below sets forth the line items on the statements of income to which amounts are recorded for the fiscal years ended September 30, 2015, 2014 and 2013, related to fair value measurements using significant level 3 inputs.

WGL Holdings, Inc. Realized and Unrealized Gains (Losses) Recorded to Income for Level 3 Measurements
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Weather Related Instruments	Warrants	Total
Fiscal Year Ended September 30, 2015
Operating revenues—non-utility	$(5.7)	$19.9	$—	$—	$14.2
Utility cost of gas	(25.0)	—	—	—	(25.0)
Non-utility cost of energy-related sales	—	(52.2)	—	—	(52.2)
Total	$(30.7)	$(32.3)	$—	$—	$(63.0)
Fiscal Year Ended September 30, 2014
Operating revenues—non-utility	$(2.3)	$(22.1)	$—	$—	$(24.4)
Utility cost of gas	(69.4)	—	—	—	(69.4)
Other income-net	—	—	—	(1.1)	(1.1)
Non-utility cost of energy-related sales	(0.9)	16.4	—	—	15.5
Total	$(72.6)	$(5.7)	$—	$(1.1)	$(79.4)
Fiscal Year Ended September 30, 2013
Operating revenues—non-utility	$(27.0)	$(9.1)	$—	$—	$(36.1)
Utility cost of gas	(45.8)	—	—	—	(45.8)
Other income-net	—	—	—	0.2	0.2
Non-utility cost of energy-related sales	0.4	(14.7)	—	—	(14.3)
Operation and maintenance expense	—	—	1.2	—	1.2
Total	$(72.4)	$(23.8)	$1.2	$0.2	$(94.8)

Washington Gas Light Company Realized and Unrealized Gains (Losses) Recorded to Income for Level 3 Measurements
(In millions)	Natural Gas Related Derivatives	Weather Related Instruments	Total
Fiscal Year Ended September 30, 2015
Utility cost of gas	$(25.0)	$—	$(25.0)
Total	$(25.0)	$—	$(25.0)
Fiscal Year Ended September 30, 2014
Utility cost of gas	$(69.4)	$—	$(69.4)
Total	$(69.4)	$—	$(69.4)
Fiscal Year Ended September 30, 2013
Utility cost of gas	$(45.9)	$—	$(45.9)
Operation and maintenance expense	—	1.2	1.2
Total	$(45.9)	$1.2	$(44.7)
Unrealized gains (losses) for the fiscal years ended September 30, 2015, 2014 and 2013, attributable to derivative assets and liabilities measured using significant Level 3 inputs were recorded as follows, respectively:

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc. Unrealized Gains (Losses) Recorded for Level 3 Measurements
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Warrants	Total
Fiscal Year Ended September 30, 2015
Recorded to income
Operating revenues—non-utility	$(2.2)	$25.1	$—	$22.9
Utility cost of gas	(15.8)	—	—	(15.8)
Non-utility cost of energy-related sales	(1.7)	(41.7)	—	(43.4)
Recorded to regulatory assets—gas costs	(20.9)	—	—	(20.9)
Total	$(40.6)	$(16.6)	$—	$(57.2)
Fiscal Year Ended September 30, 2014
Recorded to income
Operating revenues—non-utility	$(5.0)	$(33.8)	$—	$(38.8)
Utility cost of gas	(60.6)	—	—	(60.6)
Non-utility cost of energy-related sales	3.7	30.0	—	33.7
Other income-net	—	—	(1.1)	(1.1)
Recorded to regulatory assets—gas costs	(109.9)	—	—	(109.9)
Total	$(171.8)	$(3.8)	$(1.1)	$(176.7)
Fiscal Year Ended September 30, 2013
Recorded to income
Operating revenues—non-utility	$(25.3)	$6.6	$—	$(18.7)
Utility cost of gas	(44.3)	—	—	(44.3)
Non-utility cost of energy-related sales	0.2	(1.1)	—	(0.9)
Other income-net	—	—	0.2	0.2
Recorded to regulatory assets—gas costs	(111.6)	—	—	(111.6)
Total	$(181.0)	$5.5	$0.2	$(175.3)

Washington Gas Light Company Unrealized Gains (Losses) Recorded for Level 3 Measurements
(In millions)	Natural Gas Related Derivatives
Fiscal Year Ended September 30, 2015
Recorded to income - utility cost of gas	$(15.8)
Recorded to regulatory assets—gas costs	(20.9)
Total	$(36.7)
Fiscal Year Ended September 30, 2014
Recorded to income - utility cost of gas	$(60.6)
Recorded to regulatory assets—gas costs	(109.9)
Total	$(170.5)
Fiscal Year Ended September 30, 2013
Recorded to income - utility cost of gas	$(44.3)
Recorded to regulatory assets—gas costs	(111.6)
Total	$(155.9)
The following table presents the carrying amounts and estimated fair values of our financial instruments at September 30, 2015 and 2014.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL Holdings, Inc. Fair Value of Financial Instruments
	September 30, 2015		September 30, 2014
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds(a)	$11.0	$11.0	$9.7	$9.7
Other short-term investments(a)	$0.4	$0.4	$—	$—
Commercial paper (b)	$332.0	$332.0	$453.5	$453.5
Long-term debt(c)	$944.2	$1,057.9	$679.2	$809.3

Washington Gas Light Company Fair Value of Financial Instruments
	September 30, 2015		September 30, 2014
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds(a)	$4.3	$4.3	$4.3	$4.3
Other short-term investments(a)	$0.4	$0.4	$—	$—
Commercial paper (b)	$89.0	$89.0	$89.0	$89.0
Long-term debt(c)	$695.9	$811.9	$679.2	$809.3
(a) Balance located in cash and cash equivalents in the accompanying balance sheets. These amounts may be offset by outstanding checks.
(b) Balance is located in notes payable in the accompanying balance sheets.
(c)Less current maturities and unamortized discounts.
Our money market funds are Level 1 valuations and their carrying amount approximates fair value. Other short-term investments are primarily overnight investment accounts; therefore, their carrying amount approximates fair value based on Level 2 inputs. The maturity of our commercial paper outstanding at both September 30, 2015 and 2014 is under 30 days. Due to the short term nature of these notes, the carrying cost of our commercial paper approximates fair value using Level 2 inputs. Neither WGL’s nor Washington Gas’ long-term debt is actively traded. The fair value of long-term debt was estimated based on the quoted market prices of the U.S. Treasury issues having a similar term to maturity, adjusted for the credit quality of the debt issuer, WGL or Washington Gas. Our long-term debt fair value measurement is classified as Level 3.
Non Recurring Basis
During the fiscal year ended September 30, 2015, Washington Gas Resources recorded an impairment charge on its investment in ASDHI to its fair value using the income approach. The amount of the impairment was equivalent to the amount of the carrying value of $5.6 million and was due to management’s assumption of the current valuation and expected return from the investment. The fair value of this investment was a Level 3 measurement.
During the fiscal year ended September 30, 2014, Washington Gas recorded an impairment of its previous operations center by reducing the carrying amount of $22.3 million down to its fair value of $21.5 million, resulting in an impairment charge of $0.8 million based on the progress made towards selling the facility. During the fiscal year ended September 30, 2013, Washington Gas recorded an impairment of this facility by reducing the carrying amount of $24.9 million down to its fair value of $22.3 million, resulting in an impairment charge of $2.6 million based on the progress made towards selling the facility. The fair value of this investment is a Level 3 measurement.
During the fiscal year ended September 30, 2014, the SCC of VA disallowed full recovery of carrying costs related to an abandoned LNG storage facility. As a result, Washington Gas recorded an impairment charge of $1.9 million. During the fiscal year ended September 30, 2013, Washington Gas recorded an impairment charge of $0.5 million to the abandoned LNG storage facility. The fair value of this investment was a Level 3 measurement.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

NOTE 16. OPERATING SEGMENT REPORTING

We have four reportable operating segments: regulated utility, retail energy-marketing, commercial energy systems and midstream energy services. The division of these segments into separate revenue generating components is based upon regulation, products and services. Our chief operating decision maker is our Chief Executive Officer. During the first quarter of 2015, our chief operating decision maker began evaluating segment performance based on Earnings Before Interest and Taxes (EBIT). EBIT is defined as earnings before interest and taxes from continuing operations. Items we do not include in EBIT are interest expense, intercompany financing activity, dividends on Washington Gas preferred stock, and income taxes. EBIT includes transactions between reportable segments. We also evaluate our operating segments based on other relevant factors, such as penetration into their respective markets and return on equity.
Our four segments are summarized below.

•
Regulated Utility – The regulated utility segment is our core business. It consists of Washington Gas and Hampshire. Washington Gas provides regulated gas distribution services (including the sale and delivery of natural gas) to end use customers and natural gas transportation services to an unaffiliated natural gas distribution company in West Virginia under a Federal Energy Regulatory Commission (FERC) approved interstate transportation service operating agreement. Hampshire provides regulated interstate natural gas storage services to Washington Gas under a FERC approved interstate storage service tariff.

•
Retail Energy-Marketing – The retail energy-marketing segment consists of WGL Energy Services, which sells natural gas and electricity directly to retail customers in competition with regulated utilities and unregulated gas and electricity marketers.

•
Commercial Energy Systems – The commercial energy systems segment consists of WGL Energy Systems which provides clean and energy efficient solutions including commercial solar, energy efficiency and combined heat and power projects and other distributed generation solutions to government and commercial clients. In addition, this segment comprises the operations of WGSW, a holding company formed to invest in alternative energy assets.

•
Midstream Energy Services – The midstream energy services segment consists of WGL Midstream, which engages in acquiring, investing in, managing and optimizing natural gas storage and transportation assets.

Administrative and business development activity costs associated with WGL and Washington Gas Resources and activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment, and that do not fit into one of our four operating segments, are aggregated as “Other Activities” in the Operating Segment Financial Information presented below.
The following tables present operating segment information for the fiscal years ended September 30, 2015, 2014 and 2013. Prior period amounts are presented based on the change in measure.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Operating Segment Financial Information
(In thousands)	Operating Revenues(a)	Depreciation and Amortization	Equity in Earnings of Unconsolidated Affiliates	EBIT	Total Assets	Capital Expenditures	Equity Method Investments
Fiscal Year Ended September 30, 2015
Regulated utility	$1,328,191	$110,416	$—	$223,977	$4,228,813	$327,429	$—
Retail energy-marketing	1,306,758	671	—	46,629	463,141	28	—
Commercial energy systems	51,813	10,733	2,095	9,688	689,910	136,749	63,521
Midstream energy services	3,191	129	2,623	(2,720)	237,839	85	73,363
Other activities	—	—	750	(9,667)	199,061	—	—
Eliminations(b)	(30,123)	(57)	—	(1,013)	(557,405)	—	—
Total consolidated	$2,659,830	$121,892	$5,468	$266,894	$5,261,359	$464,291	$136,884
Fiscal Year Ended September 30, 2014
Regulated utility	$1,443,800	$104,064	$—	$184,668	$3,956,571	$286,323	$—
Retail energy-marketing	1,310,279	756	1	14,015	388,651	76	—
Commercial energy systems	40,679	6,178	1,953	6,863	521,049	108,363	66,810
Midstream energy services	16,555	124	771	8,412	209,682	—	28,076
Other activities	—	—	469	(11,539)	369,816	—	16
Eliminations(b)	(30,366)	(350)	—	(167)	(615,934)	—	—
Total consolidated	$2,780,947	$110,772	$3,194	$202,252	$4,829,835	$394,762	$94,902
Fiscal Year Ended September 30, 2013
Regulated utility	$1,200,357	$100,438	$—	$153,647	$3,459,266	$227,948	$—
Retail energy-marketing	1,279,364	726	—	53,264	400,449	730	—
Commercial energy systems	35,217	2,411	1,070	3,019	318,982	83,667	54,977
Midstream energy services	(20,390)	124	312	(29,359)	236,522	—	6,507
Other activities	—	—	128	(8,669)	290,440	—	413
Eliminations(b)	(28,410)	(415)	—	(2,026)	(470,121)	—	—
Total consolidated	$2,466,138	$103,284	$1,510	$169,876	$4,235,538	$312,345	$61,897
(a) Operating revenues are reported gross of revenue taxes. Revenue taxes of both the regulated utility and the retail energy-marketing segments include gross receipt taxes. Revenue taxes of the regulated utility segment also include public service commission fees, franchise fees and energy taxes. Operating revenue amounts in the “Eliminations” row represent total intersegment revenues associated with sales from the regulated utility segment to the retail energy-marketing segment. Midstream Energy Services’ cost of energy related sales is netted with its gross revenues.
(b) Intersegment eliminations include any mark-to market valuations associated with trading activities between WGL Midstream and WGL Energy Services, intercompany loans and a timing difference between Commercial Energy Systems’ recognition of revenue for the sale of Renewable Energy Credits (RECs) to Retail Energy-Marketing and Retail Energy-Marketing’s recognition of the associated expense. Retail Energy-Marketing has recorded a portion of the REC’s purchased as inventory to be used in future periods at which time they will be expensed.

The following table provides a reconciliation from EBIT to net income applicable to common stock.

	Fiscal Year Ended September 30,
(In thousands)	2015	2014	2013
Total consolidated EBIT	$266,894	$202,252	$169,876
Interest expense	50,511	37,738	36,011
Income before income taxes	216,383	164,514	133,865
Income tax expense	83,804	57,254	52,292
Net income	132,579	107,260	81,573
Dividends on Washington Gas Light Company preferred stock	1,320	1,320	1,320
Net income applicable to common stock	$131,259	$105,940	$80,253

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

NOTE 17. OTHER INVESTMENTS

When determining how to account for our interests in other legal entities, WGL first evaluates if we are required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model.
Under the VIE model, we have a controlling financial interest in a VIE (i.e. are the primary beneficiary) when we have current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. When changes occur to the design of an entity we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.
Under the voting interest model, we generally have a controlling financial interest in an entity where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights. However, we consider substantive rights held by other partners in determining if we hold a controlling financial interest, and in some cases, despite owning more than 50% of the common stock of an investee, an evaluation of our rights results in the determination that we do not have a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change.

Unconsolidated affiliates are unconsolidated VIEs and other entities evaluated under the voting interest method in which we do not have a controlling financial interest, but over which we have varying degrees of influence. Where we have significant influence, the affiliates are accounted for as equity method investments. Where we do not have significant influence, the affiliates are accounted for under the cost method. Investments in, and advances to, affiliated companies are presented on a one-line basis in the caption “Investments in unconsolidated affiliates” on our Consolidated Balance Sheet.
WGL uses the Hypothetical Liquidation at Book Value (HLBV) methodology for certain equity method investments when the capital structure of the equity investment results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by an equity investment agreement. For investments accounted for under the HLBV method, simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. The equity investment agreements for ASD Solar, LP (ASD), Meade Pipeline Co LLC (Meade) and Mountain Valley Pipeline, LLC (Mountain Valley) have liquidation rights and priorities that are sufficiently different from the ownership percentages that the HLBV method was deemed appropriate. The calculation may vary in its complexity depending on the capital structure and the tax considerations for the investments.
WGL applies HLBV using a balance sheet approach. When applying HLBV, WGL determines the amount that it would receive if an equity investment entity were to liquidate all of its assets at book value (as valued in accordance with GAAP) and distribute that cash to the investors based on the contractually defined liquidation priorities. The change in WGL's claim on the investee's book value at the beginning and end of the reporting period (adjusted for contributions and distributions) is WGL’s share of the earnings or losses from the equity investment for the period.
Variable Interest Entities
WGL has a variable interest in four investments that qualify as VIEs:

•	Meade,

•	SunEdison,

•	Nextility, and

•	ASD.
WGL previously had a variable interest in a partnership partially owned by Crab Run; however, this partnership interest was sold during the fiscal year ended September 30, 2015. During the fiscal year ended September 30, 2015, WGL recognized a gain of $0.7 million, which was recorded in "Equity in earnings of unconsolidated affiliates" on WGL's statements of income, related to the sale of this interest.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

WGL and its subsidiaries are not the primary beneficiary for any of the above VIEs, therefore we have not consolidated any of the VIE entities. At September 30, 2015, the nature of WGL’s involvement with these investments lacks the characteristics of a controlling financial interest. WGL either does not have control over any of the VIEs’ activities that are economically significant to the VIEs and/or WGL does not have the obligation to absorb expected losses or the right to receive expected gains that could be significant to the VIE.
Meade
In 2014, WGL through its subsidiary WGL Midstream, entered into a limited liability company agreement and formed Meade, a Delaware limited liability company with COG Holdings Pipeline Company, LLC, Vega Midstream MPC LLC and River Road Interests LLC. Meade was formed to partner with Transcontinental Gas Pipe Line Company, LLC (Williams) to invest in a regulated pipeline project called Central Penn Pipeline (Central Penn). The Central Penn will be an approximately 185-mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania that will have the capacity to transport and deliver up to approximately 1.7 million dekatherms per day of natural gas.
WGL Midstream plans to invest an estimated $410.6 million for a 55% interest in Meade. WGL Midstream joins COG Holdings LLC (20% share), Vega Midstream MPC LLC (15% share) and River Road Interests LLC (10% share) in Meade. Meade is accounted for under the HLBV equity method of accounting, and any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. At September 30, 2015 and 2014, WGL Midstream held a $30.5 million and $5.8 million, respectively, equity method investment in Meade.

Our maximum financial exposure includes contributions and guarantees on behalf of WGL Midstream. Our maximum exposure to loss at September 30, 2015 was $59.4 million, which represents the minimum funding requirements owed to Williams under the Construction and Ownership Agreement should Meade terminate its agreement with Williams early.
SunEdison/Nextility
WGSW is party to two agreements to fund residential and commercial retail solar energy installations with two separate, privately held companies. WGSW has a master purchase agreement and master lease agreement with SunEdison, Inc. (SunEdison) and Nextility, Inc. (Nextility) for sale/leaseback arrangements for residential and commercial solar systems.
Our agreements with SunEdison and Nextility are accounted for as direct financing leases. WGSW records associated interest in the financing leases in “Other income (expenses)-net” line in the accompanying Consolidated Statement of Income. WGSW held a $37.2 million and $19.9 million combined investment in direct financing leases at September 30, 2015 and 2014, respectively, of which $2.0 million and $1.7 million are current receivables recorded in “Accounts Receivable” in the accompanying Consolidated Balance Sheets at September 30, 2015 and 2014, respectively.
Minimum future lease payments receivable under direct financing leases over the next five fiscal years and thereafter are as follows:

Minimum Payments Receivable for Direct Financing Leases
(In millions)
2016	$3.7
2017	2.8
2018	2.8
2019	2.7
2020	2.6
Thereafter	28.3
Total	$42.9

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Minimum payments receivable exclude $9.5 million of residual values and $4.6 million in tax credits. Associated with these investments, WGSW holds $19.8 million of unearned income on its balance sheet. The initial direct costs (incurred in FY 2012) associated with these investments was $0.7 million.
Our maximum financial exposure from solar agreements is limited to WGSW's lease payment receivables and investment contributions made to these companies. All additional future committed contributions are contingent on the projects meeting required criteria. Our exposure is offset by the owned physical assets received as part of the transaction and the quick economic return for the investment through the investment tax credit/treasury grant proceeds and accelerated depreciation.
ASD
In addition to SunEdison and Nextility, WGSW is also a limited partner in ASD, a limited partnership formed to own and operate a portfolio of residential solar projects, primarily rooftop photovoltaic power generation systems. As a limited partner, WGSW provided funding to the partnership but does not have power to direct the activities that most significantly affect the operations and economic performance of the entity. In January 2014, the funding commitment period expired for the partnership. WGSW’s maximum financial exposure is limited to its contributions made to the partnership.
Our investment in ASD is accounted for under the HLBV equity method of accounting; any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGSW’s investment balance. At September 30, 2015 and 2014, WGSW held a $63.5 million and $66.8 million, respectively, equity method investment in ASD.
ASD is consolidated by the general partner, Solar Direct LLC. Solar Direct LLC is a wholly owned subsidiary of American Solar Direct Inc. (ASDI). At September 30, 2015, the carrying amount of WGSW’s investment in ASD exceeded the amount of the underlying equity in net assets by $35.9 million due to WGSW recording additions to its investment in ASD’s net assets at fair value of contributions in accordance with GAAP. This basis difference is being amortized over the life of the assets.
Non-VIE Investments
ASDHI
At September 30, 2014, Washington Gas Resources held a $5.6 million investment in American Solar Direct Holdings Inc. (ASDHI) consisting of warrants and preferred stock. During the fiscal year ended September 30, 2015, Washington Gas Resources impaired its entire investment in ASDHI by its carrying value of $5.6 million based on management's assumption of the current valuation and expected return from the investment. See Note 15— Fair Value Measurements of the Notes to Consolidated Financial Statements for a discussion of the impairment.
Constitution
In 2013, WGL Midstream invested in Constitution Pipeline Company, LLC (Constitution). WGL Midstream will invest an estimated aggregate amount of $83.4 million in the project for a 10% share in the pipeline venture over the term of the agreement. At September 30, 2015, WGL Midstream had invested $29.4 million in Constitution. Other investors in the project include Williams Partners L.P. (41% share), Cabot Oil and Gas Corporation (25% share) and Piedmont Natural Gas (24% share). This natural gas pipeline venture will transport natural gas from the Marcellus region in northern Pennsylvania to major northeastern markets. Constitution is accounted for under the equity method of accounting; any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. The equity method is considered appropriate because Constitution is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies. WGL Midstream held a $33.1 million equity method investment in Constitution at September 30, 2015.
At September 30, 2015, the maximum financial exposure is equivalent to total capital contributions made in Constitution on behalf of WGL Midstream, which was $29.4 million.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Mountain Valley Pipeline
In March 2015, WGL Midstream acquired a 7% equity interest in Mountain Valley Pipeline, LLC (Mountain Valley).
The proposed pipeline to be developed, constructed, owned and operated by Mountain Valley, will transport approximately 2.0 million dekatherms of natural gas per day from interconnects with EQT Corporation's Equitrans system, near the MarkWest Mobley plant in West Virginia to Transcontinental Gas Pipe Line Company LLC's Station 165 in Pittsylvania County, Virginia.
WGL Midstream expects to invest, in scheduled capital contributions through the in-service date of the pipeline, its pro rata share (based on its 7% equity interest) of project costs, an estimated aggregate amount of approximately $210 to $245 million. WGL Midstream held a $9.8 million equity method investment in Mountain Valley at September 30, 2015.
Our maximum financial exposure includes guarantees on behalf of WGL Midstream and another partner in the venture. WGL's maximum exposure to loss due to the provided guarantees was $20.0 million at September 30, 2015 which represents a $14.0 million minimum funding requirement for WGL Midstream and the guarantee on behalf of one of the other partners.
In addition, WGL Midstream entered into an agreement to finance future capital commitments of one of the other partners in the venture for an estimated aggregate amount of approximately $96 to $105 million, which represents the estimated total funding requirements for that partner's 3% ownership interest in the joint venture, inclusive of the minimum funding requirement. WGL Midstream has provided funding of $4.2 million as of September 30, 2015 related to this agreement.
The balance sheet location of the investments discussed in this footnote at September 30, 2015 and 2014 are as follows:

WGL Holdings, Inc Balance Sheet Location of Other Investments
(in millions)	VIEs	Non-VIEs		Total
As of September 30, 2015
Assets
Investments in unconsolidated affiliates	$94.0	$42.9		$136.9
Investments in direct financing leases, capital leases	35.2	—		$35.2
Accounts receivable	2.0	4.2	(a)	$6.2
Total assets	$131.2	$47.1		$178.3
As of September 30, 2014
Assets
Investments in unconsolidated affiliates	$72.6	$27.9		$100.5
Investments in direct financing leases, capital leases	18.2	—		$18.2
Accounts receivable	1.7	—		$1.7
Total assets	$92.5	$27.9		$120.4
(a) Represents the financing provided to another partner in Mountain Valley to fund its capital commitment. Acquired ownership interest represents the collateral for repayment of the financing.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

The income statement location of the investments discussed in this footnote for the fiscal year September 30, 2015, 2014 and 2013 are as follows:
WGL Holdings, Inc.
Income Statement Location of Other Investments

(In millions)	VIEs	Non-VIEs	Total
Fiscal Year Ended September 30, 2015
Equity in earnings of unconsolidated affiliates	$2.9	$2.6	$5.5
Depreciation and amortization	0.3	—	$0.3
Other income (expenses) - net	3.2	(5.6)	$(2.4)
Net income	$5.8	$(3.0)	$2.8
Fiscal Year Ended September 30, 2014
Equity in earnings of unconsolidated affiliates	$2.2	$1.0	$3.2
Depreciation and amortization	0.2	—	$0.2
Other income - net	2.6	—	$2.6
Net income	$4.6	$1.0	$5.6
Fiscal Year Ended September 30, 2013
Equity in earnings of unconsolidated affiliates	$1.0	$0.5	$1.5
Depreciation and amortization	0.1	—	$0.1
Other income - net	1.4	—	$1.4
Net income	$2.3	$0.5	$2.8
NOTE 18. RELATED PARTY TRANSACTIONS

WGL and its subsidiaries engage in transactions during the ordinary course of business. Inter-company transactions and balances have been eliminated from the consolidated financial statements of WGL, except as described below. Washington Gas provides accounting, treasury, legal and other administrative and general support to affiliates, and files consolidated tax returns that include affiliated taxable transactions. Washington Gas bills its affiliates in accordance with regulatory requirements for the actual cost of providing these services, which approximates their market value. To the extent such billings are not yet paid, they are reflected in “Receivables from associated companies” on Washington Gas’ balance sheets. Washington Gas assigns or allocates these costs directly to its affiliates and, therefore, does not recognize revenues or expenses associated with providing these services.
In connection with billing for unregulated third party marketers and with other miscellaneous billing processes, Washington Gas collects cash on behalf of affiliates and transfers the cash in a reasonable time period. Cash collected by Washington Gas on behalf of its affiliates but not yet transferred is recorded in “Payables to associated companies” on Washington Gas’ balance sheets. The following table presents the receivables and payables from associated companies for the fiscal years ended September 30, 2015 and 2014.

Washington Gas Light Company Receivables / Payables from Associated Companies
(In millions)	September 30, 2015	September 30, 2014
Receivables from Associated Companies	$3.2	$4.8
Payables to Associated Companies	$68.6	$54.7

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Washington Gas provides gas balancing services related to storage, injections, withdrawals and deliveries to all energy marketers participating in the sale of natural gas on an unregulated basis through the customer choice programs that operate in its service territory. These balancing services include the sale of natural gas supply commodities related to various peaking arrangements contractually supplied to Washington Gas and then partially allocated and assigned by Washington Gas to the energy marketers, including WGL Energy Services. Washington Gas records revenues for these balancing services pursuant to tariffs approved by the appropriate regulatory bodies. These related party amounts related to balancing services provided to WGL Energy Services have been eliminated in the consolidated financial statements of WGL. The following table shows the amounts Washington Gas charged WGL Energy Services for balance services.

Washington Gas - Gas Balancing Service Charges
(In millions)
Years Ended September 30,	2015	2014	2013
Gas balancing service charge	$25.1	$26.6	$25.0
As a result of these balancing services, an imbalance is created for volumes of natural gas received by Washington Gas that are not equal to the volumes of natural gas delivered to customers of the energy marketers. WGL Energy Services recognized accounts payable to Washington Gas of $0.5 million and accounts receivable from Washington Gas of $0.02 million at September 30, 2015 and 2014, respectively, related to an imbalance in gas volumes. Due to regulatory treatment, these receivables and payables are not eliminated in the consolidated financial statements of WGL. Refer to Note 1—Accounting Policies for further discussion of these imbalance transactions.
Washington Gas participates in a POR program as approved by the PSC of MD, whereby it purchases receivables from participating energy marketers at approved discount rates. In addition, WGL Energy Services participates in POR programs with certain Maryland and Pennsylvania utilities, whereby it sells its receivables to various utilities, including Washington Gas, at approved discount rates. The receivables purchased by Washington Gas are included in “Accounts receivable” in the accompanying balance sheet. Any activity between Washington Gas and WGL Energy Services related to the POR program has been eliminated in the accompanying financial statements for WGL. At September 30, 2015 and 2014, Washington Gas had balances of $6.6 million and $7.7 million, respectively, of purchased receivables from WGL Energy Services.
NOTE 19. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables show the changes in accumulated other comprehensive income (loss) for WGL and Washington Gas by component for the fiscal years ended September 30, 2015 and 2014.

WGL Holdings, Inc. Changes in Accumulated Other Comprehensive Income (Loss) by Component
	September 30,
(In thousands)	2015	2014
Beginning Balance	$(7,961)	$(11,048)
Qualified cash flow hedging instruments (a)	(11,309)	(1,548)
Change in prior service cost (b)	696	6,095
Amortization of actuarial gain (loss) (b)	(1,195)	1,594
Current-period other comprehensive income (loss)	(11,808)	6,141
Income tax expense (benefit) related to other comprehensive income (loss)	(5,533)	3,054
Ending Balance	$(14,236)	$(7,961)
(a) Cash flow hedging instruments represent interest rate swap agreements related to debt issuances. Refer to Note 14—Derivative and Weather-related Instruments for further discussion of the interest rate swap agreements.
(b) These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 10-Pension and other post-retirement benefit plans for additional details.

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Consolidated Financial Statements

Washington Gas Light Company Changes in Accumulated Other Comprehensive Income (Loss) by Component
	September 30,
(In thousands)	2015	2014
Beginning Balance	$(6,413)	$(11,048)
Change in prior service cost (a)	696	6,095
Amortization of actuarial gain (loss) (a)	(1,195)	1,594
Current-period other comprehensive income (loss)	(499)	7,689
Income tax expense (benefit) related to other comprehensive income (loss)	(200)	3,054
Ending Balance	$(6,712)	$(6,413)
(a) These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 10-Pension and other post-retirement benefit plans for additional details.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of WGL Holdings, Inc.

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of WGL Holdings, Inc. and subsidiaries (the "Company") as of September 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, common shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2015. Our audits also included the financial statement schedule of the Company listed in the Index at Item 15 under Schedule II in the Form 10-K (not presented herein). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WGL Holdings, Inc. and subsidiaries as of September 30, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Mclean, Virginia
November 18, 2015, except for the balance sheet reclassifications of deferred taxes described in Note 9, as to which the date is March 16, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of Washington Gas Light Company

We have audited the accompanying balance sheets and statements of capitalization of Washington Gas Light Company (the "Company") as of September 30, 2015 and 2014, and the related statements of income, comprehensive income, common shareholder’s equity, and cash flows for each of the three years in the period ended September 30, 2015. Our audits also included the financial statement schedule of the Company listed in the Index at Item 15 under Schedule II in the Form 10-K (not presented herein). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Washington Gas Light Company as of September 30, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ DELOITTE & TOUCHE LLP

Mclean, Virginia
November 18, 2015, except for the balance sheet reclassifications of deferred taxes described in Note 9, as to which the date is March 16, 2016

WGL Holdings, Inc.
Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (concluded)

SUPPLEMENTARY FINANCIAL INFORMATION (Unaudited)

QUARTERLY FINANCIAL DATA
All adjustments necessary for a fair presentation have been included in the quarterly information provided below. Due to the seasonal nature of our business, we report substantial variations in operations on a quarterly basis.

Quarter Ended
(In thousands, except per share data)	December 31(a)	March 31	June 30(b)	September 30(c)
Fiscal Year 2015
WGL Holdings, Inc.
Operating revenues	$749,237	$1,001,733	$441,173	$467,687
Operating income (loss)	$121,842	$142,886	$(17,567)	$13,612
Net income (loss) applicable to common stock	$63,888	$81,455	$(15,690)	$1,606
Earnings (loss) per average share of common stock:
Basic	$1.28	$1.64	$(0.32)	$0.03
Diluted	$1.28	$1.63	$(0.32)	$0.03
Washington Gas Light Company
Operating revenues	$387,193	$615,694	$190,345	$134,959
Operating income (loss)	$114,623	$129,944	$(6,729)	$(15,454)
Net income (loss) applicable to common stock	$64,621	$74,364	$(11,754)	$(19,873)
Fiscal Year 2014
WGL Holdings, Inc.
Operating revenues	$680,297	$1,174,250	$467,500	$458,900
Operating income (loss)	$32,712	$104,733	$(9,489)	$69,566
Net income (loss) applicable to common stock	$18,629	$61,213	$(11,940)	$38,038
Earnings (loss) per average share of common stock:
Basic	$0.36	$1.18	$(0.23)	$0.74
Diluted	$0.36	$1.18	$(0.23)	$0.74
Washington Gas Light Company
Operating revenues	$390,415	$716,808	$197,752	$138,825
Operating income	$65,229	$88,038	$4,326	$24,530
Net income (loss) applicable to common stock	$38,477	$49,176	$(521)	$9,872
(a) During the first quarter of fiscal year 2015, WGL recorded an impairment charge of $5.6 million related to its investment in ASDHI. During the first quarter of fiscal year 2014, Washington Gas recorded an impairment charge of $0.8 million related to the Springfield Operations Center. Refer to Note 1—Accounting Policies of the Notes to Consolidated Financial Statements for further discussion of the impairments.

(b) During the third quarter of fiscal year 2015, WGL recorded a $3.0 million liability for un-recovered government contracting costs under the Small Business Administration Development 8(a) Program and Washington Gas recorded approximately $0.5 million in transaction fees related to the sale of its Springfield Operations Center. During the third quarter of fiscal year 2014, Washington Gas recorded a $1.9 million impairment charge on an abandoned LNG storage facility. Refer to Note 1—Accounting Policies of the Notes to Consolidated Financial Statements for further discussion of the impairments.

(c)During the fourth quarter of fiscal year 2015, Washington Gas recorded a one time adjustment of $2.4 million as a result of charges associated with a regulatory proceeding.